Exhibit 10.1

EXECUTION VERSION

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “RSA” and, together with the Term Sheet (as defined below), this “Agreement”), dated as of April 1, 2019, is entered into by and among the following parties:

(i) Hexion Holdings LLC (“Hexion”), Hexion LLC, Hexion Inc., Lawter International Inc., Hexion CI Holding Company (China) LLC, Hexion Nimbus Inc., Hexion Nimbus Asset Holdings LLC, Hexion Deer Park LLC, Hexion VAD LLC, Hexion 2 U.S. Finance Corp., Hexion HSM Holdings LLC, Hexion Investments Inc., Hexion International Inc., North American Sugar Industries Incorporated, Cuban-American Mercantile Corporation, The West India Company, NL Coop Holdings LLC, and Hexion Nova Scotia Finance, ULC (each, together with Hexion, a “Company Entity,” and collectively, and together with Hexion, the “Company”);

(ii) the undersigned beneficial holders, or investment managers, advisors, or subadvisors to beneficial holders (together with their respective successors and permitted assigns, the “Consenting Creditors”), of those certain: (a) 6.625% first lien notes due 2020 issued by Hexion Inc. (the “6.625% Notes”); (b) 10.00% first lien notes due 2020 issued by Hexion Inc. (the “10% Notes”); (c) 10.375% first lien notes due 2022 issued by Hexion Inc. (the “10.375% Notes” and, collectively with the 6.625% Notes and 10% Notes, the “1L Notes”); (d) 13.750% 1.5 lien notes due 2022 issued by Hexion Inc. (the “1.5L Notes”), (e) 9.00% second lien notes due 2020 issued by Hexion Inc. (the “2L Notes”), (f) 9.20% Debentures due 2021 and/or 7.875% Debentures due 2023 issued by Borden, Inc. (the “Unsecured Notes”); and

(iii) AIF Hexion Holdings, LP, AP Momentive Holdings, LLC, Apollo Investment Fund VI, L.P., and AIF Hexion Holdings II, L.P., each in its capacity as holder of outstanding common equity of Hexion (collectively the “Consenting Sponsors,” and collectively with the Consenting Creditors, the “Consenting Parties”).

Each of the Company Entities and the Consenting Parties are referred to as the “Parties” and individually as a “Party.”

WHEREAS, the Parties have in good faith and at arm’s length negotiated and agreed to the terms of a “pre-arranged” chapter 11 plan of reorganization as set forth on the term sheet attached hereto as Exhibit A (the “Term Sheet” and, the chapter 11 plan based thereon, together with all exhibits, annexes, and schedules thereto, as each may be amended, restated, amended and restated, supplemented, or otherwise modified in accordance with its terms and this Agreement, the “Plan”) intended to be consummated through voluntary reorganization cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the Bankruptcy Code (defined below) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on the terms set forth in this Agreement;

WHEREAS, as of the date hereof, the Consenting Creditors hold, in the aggregate, more than 50.1 percent of the aggregate outstanding principal amount of each of the 1L Notes, 1.5L Notes, 2L Notes, and Unsecured Notes;

WHEREAS, as of the date hereof, the Consenting Sponsors hold, in the aggregate, approximately 90 percent of the outstanding common equity of Hexion; and

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the matters discussed in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Certain Definitions.

Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Term Sheet. As used in this Agreement, the following terms have the following meanings:

a. “1.5 Lien Ad Hoc Group” means the ad hoc group of holders of 1.5L Notes represented by Jones Day (“Jones Day”) and Perella Weinberg Partners.

b. “1.5 Lien Noteholders” means those beneficial holders, or investment managers, advisors, or subadvisors to beneficial holders of 1.5L Notes.

c. “Ad Hoc Groups” means the First Lien Ad Hoc Group, the 1.5 Lien Ad Hoc Group and the Crossholder Ad Hoc Group.

d. “Agreement Effective Date” means the date on which counterpart signature pages to this Agreement shall have been executed and delivered by (i) each Company Entity, (ii) Consenting Creditors holding at least 50.1% in aggregate principal amount outstanding of the 1L Notes, 1.5L Notes, 2L Notes and Unsecured Notes, and (iii) the Consenting Sponsors.

e. “Alternative Transaction” means any dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors, merger, transaction, consolidation, business combination, joint venture, partnership, sale of assets, financing (debt or equity), restructuring or similar transaction of or by any of the Company Entities, other than the transactions contemplated by and in accordance with this Agreement.

f. “Bankruptcy Code” means title 11 of the United States Code.

g. “Claim” has the meaning ascribed to such term under section 101(5) of the Bankruptcy Code.

h. “Consenting 1.5L Noteholders” means certain holders, permitted successors, and assigns of the 1.5L Notes (constituting at least two thirds in amount of the outstanding 1.5L Notes) listed on the signature pages attached to this Agreement that, in each case, are members of the First Lien Ad Hoc Group or the 1.5 Lien Ad Hoc Group.

i. “Consenting Crossholder Noteholders” means certain holders, permitted successors, and assigns of the 1L Notes, 1.5L Notes, 2L Notes and Unsecured Notes listed on the signatures pages attached to this Agreement that, in each case, are members of the Crossholder Ad Hoc Group.

j. “Consenting First Lien Noteholders” means certain holders, permitted successors, and assigns of the 1L Notes (constituting at least two thirds in amount of the outstanding 1L Notes) listed on the signature pages attached to this Agreement that, in each case, are members of the First Lien Ad Hoc Group or the 1.5 Lien Ad Hoc Group.

k. “Crossholder Ad Hoc Group” means the ad hoc group of holders of the 1L Notes, 1.5L Notes, 2L Notes and Unsecured Notes represented by Milbank LLP and Houlihan Lokey Capital, Inc.

l. “Effective Date” means the date on which the Plan becomes effective in accordance with its terms.

m. “Exit Facilities” means, collectively, the Exit Facility and the Exit ABL Facility.

n. “First Lien Ad Hoc Group” means the ad hoc group of holders of 1L Notes represented by Akin Gump Strauss Hauer & Feld LLP and Evercore LLC.

o. “First Lien Noteholders” means those beneficial holders, or investment managers, advisors, or subadvisors to beneficial holders of 1L Notes.

p. “Interest” means an equity interest.

q. “Joinder Agreement” means the form of joinder agreement attached hereto as Exhibit B.

r. “Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited partnership, limited liability company, joint venture, association, trust, governmental entity, or other entity or organization.

s. “Representatives” means, with respect to any Person, such Person’s affiliates and its and their directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors, and other representatives.

t. “Required Consenting 1.5L Noteholders” means those Consenting 1.5 Lien Noteholders holding at least a majority in principal amount of the 1.5L Notes held by 1.5 Lien Noteholders party to this Agreement that are members of the 1.5 Lien Ad Hoc Group.

u. “Required Consenting Crossholder Noteholders” means those Consenting Crossholder Noteholders holding at least 60% in aggregate principal amount of the 1L Notes, 1.5L Notes, 2L Notes and Unsecured Notes held by members of the Crossholder Ad Hoc Group that are Parties to this Agreement.

v. “Required Consenting First Lien Noteholders” means Consenting First Lien Noteholders that are members of the First Lien Ad Hoc Group holding at least a majority in principal amount of the 1L Notes held by the First Lien Noteholders party to this Agreement that are members of the First Lien Ad Hoc Group.

w. “Required Consenting Parties” means the Required Consenting First Lien Noteholders, the Required Consenting 1.5L Noteholders, the Required Consenting Crossholder Noteholders, the Consenting Sponsors and the Company.

x. “Support Period” means, with respect to any Party, the period commencing on the Agreement Effective Date and ending on the earlier of (i) the date on which this Agreement is terminated by or with respect to such Party in accordance with Section 7 hereof and (ii) the Effective Date.

The following terms are defined in the sections of this Agreement indicated in the table below:

Defined Term	Section
Agreement	Preamble

Bankruptcy Court	Recitals

beneficial ownership	4(b)

Chapter 11 Cases	Recitals

Company	Preamble

Company Entity	Preamble

Company Termination Event	7(b)

Confidentiality Agreement	3(b)(iii)

Confirmation Order	2

Consenting Creditors	Preamble

Consenting Creditor Termination Event	7(a)

Consenting Parties	Preamble

Consenting Sponsors	Preamble

Consenting Sponsor Termination Event	7(c)

Definitive Documents	2

DIP Credit Agreement	2

DIP Motion	2

Disclosure Statement Motion	2

Disclosure Statement Order	2

Exit Facilities Documents	2

Final DIP Order	2

Hexion	Preamble

Interim DIP Order	2

Mutual Termination Event	7(d)

Party(ies)	Preamble

Permitted Transfer	4(b)

Permitted Transferee	4(b)

Plan	Recitals

Defined Term	Section
Plan Supplement	2

Qualified Marketmaker	4(b)

Repo Agreement	9(b)

Repo Securities	9(b)

Term Sheet	Recitals

Termination Events	7(f)

Transfer	4(b)

2. Definitive Documents.

The definitive documents (the “Definitive Documents”) with respect to the Restructuring shall include all documents (including1 any related orders, agreements, instruments, schedules, or exhibits) that are contemplated by this Agreement and that are otherwise necessary or desirable to implement, or otherwise relate to the Restructuring, including (as applicable): (a) the Plan; (b) the related disclosure statement (such disclosure statement, together with any exhibits, schedules, attachments or appendices thereto, in each case as may be amended, supplemented or otherwise modified from time to time in accordance with the terms herein and therein, the “Disclosure Statement”); (c) any other documents and/or agreements relating to the Plan and/or the Disclosure Statement, including a motion seeking approval of the Disclosure Statement, the procedures for the solicitation of votes in connection with the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code (the “Solicitation”) and the forms of ballots and notices and related relief (such motion, together with all exhibits, appendices, supplements, and related documents, the “Disclosure Statement Motion”), (d) the documents to be filed in the supplement to the Plan (collectively, the “Plan Supplement”); (e) the order approving the Disclosure Statement (the “Disclosure Statement Order”); (f) the order confirming the Plan (the “Confirmation Order”); (g) the motion seeking approval of the Company’s incurrence of postpetition debt financing (the “DIP Motion”) and the credit agreement with respect thereto (the “DIP Credit Agreement”); (h) the interim and final orders granting the DIP Motion (the “Interim DIP Order” and “Final DIP Order”, respectively, and collectively, the “DIP Orders”); (i) a motion seeking the assumption of this Agreement pursuant to section 365 of the Bankruptcy Code authorizing, among other things, the payment of certain fees, expenses and other amounts hereunder, and granting related relief (the “RSA Assumption Motion”), and an order approving the RSA Assumption Motion (the “RSA Order”); (j) the Plan Supplement documentation with respect to a management incentive plan of the Company (the “MIP”) and any documentation with respect to any key employee retention plan, key employee incentive plan or other similar plan or program; (k) the agreement with respect to the Exit Facilities, and any agreements, commitment letters, documents, or instruments related thereto (the “Exit Facilities Documents”); (l) the Equity Backstop Commitment Agreement, the BCA Approval Order, the documentation memorializing the Debt Backstop Commitments (the “Debt Backstop Documents”), and any order approving the Debt Backstop Documents (the “Debt Backstop Order”); (m) any organizational documents, operating agreements, management services agreements, shareholder and member-related agreements, registration rights agreements or other governance documents for the reorganized Company Entities (collectively, the

[1]	For the avoidance of doubt, the terms “includes” and “including” as used herein shall not be construed to be limiting.

“Governance Documents”); and (m) such other documents, pleadings, agreements, or supplements as may be reasonably necessary or advisable to implement the Restructuring. Each Definitive Document shall be consistent with this Agreement and otherwise reasonably acceptable to the Company, the Required Consenting First Lien Noteholders, the Required Consenting 1.5L Noteholders and the Required Consenting Crossholder Noteholders, provided, however, that notwithstanding the foregoing, the Governance Documents shall be acceptable only to the Company and the Board Committee; provided further that the Governance Documents shall contain customary minority protections reasonably acceptable to the Required Consenting First Lien Noteholders, the Required Consenting 1.5L Noteholders and the Required Consenting Crossholder Noteholders and there shall be a single class of stock, and, as to any inconsistencies between the Definitive Documents and this Agreement, (1) the economic treatment provided under the Definitive Documents (including, without limitation, any term or condition affecting or relating to any economic rights or obligations of any Consenting Creditors in connection with the Restructuring) shall be acceptable to the Company, on the one hand, and the Required Consenting First Lien Noteholders, the Required Consenting 1.5L Noteholders, the Required Consenting Crossholder Noteholders and/or the Consenting Sponsors (solely as to the respective treatment provided to each of the foregoing), as applicable; and (2) any release, exculpation and injunction provisions under the Plan shall be acceptable to the Required Consenting Parties. In addition to the foregoing, any Definitive Document (and any amendments, modifications, supplements or waivers to such Definitive Document) that (X) affects the release, exculpation, injunction, indemnification or insurance provisions related to the Consenting Sponsors, (Y) adversely affects the rights or obligations of the Consenting Sponsors pursuant to or identified in this Agreement and to be implemented pursuant to the Plan, or (Z) relate to the Settlement Note, in each case shall be reasonably acceptable to the Consenting Sponsors.

3. Milestones.

During the Support Period, the Company shall use commercially reasonable efforts to implement the Restructuring in accordance with the following milestones (the “Milestones”), as applicable, unless extended or waived in writing (with email from counsel being sufficient) by the Required Consenting First Lien Noteholders, the Required Consenting 1.5L Noteholders and the Required Consenting Crossholder Noteholders:2

a. no later than 11:59 p.m. (prevailing Eastern Time) on April 1, 2019, the Company Entities shall have commenced the Chapter 11 Cases in the Bankruptcy Court (the “Petition Date”);

b. as soon as reasonably practicable, but in no event later than the date that is three (3) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Interim DIP Order;

[2]	The date of each Milestone provided for in this Section 3 shall be calculated in accordance with Rule 9006 of the Federal Rules of Bankruptcy Procedure.

c. as soon as reasonably practicable, but in no event later than the date that is forty-five (45) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Final DIP Order;

d. as soon as reasonably practicable, but in no event later than the date that is sixty (60) calendar days after the Petition Date, the Bankruptcy Court shall have entered the RSA Order, the BCA Approval Order and the Debt Backstop Order;

e. as soon as reasonably practicable, but in no event later than the date that is ninety (90) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Disclosure Statement Order;

f. as soon as reasonably practicable, but in no event later than the date that is one hundred and twenty-five (125) calendar days after the Petition Date, the hearing to consider confirmation of the Plan shall have begun; and

g. as soon as reasonably practicable, but in no event later than the date that is one hundred and fifty (150) calendar days after the Petition Date, the Effective Date shall occur;

provided that, the Milestones set forth in Sections (3)(e), (3)(f) and (3)(g) shall be extended by the number of days (not to exceed thirty-five (35) days for purposes of this clause) by which the deadline to file schedules of assets and liabilities and statements of financial affairs is extended beyond forty-five (45) calendar days, in the event the Company receives such an extension.

4. Agreements of the Consenting Parties.

a. Restructuring Support. During the Support Period, subject to the terms and conditions hereof, each Consenting Party agrees, severally and not jointly, that it shall use commercially reasonable efforts to:

(i) negotiate in good faith, execute, perform its obligations under, and consummate the transactions contemplated by, the Definitive Documents to which it is (or will be) a party, at such times as are contemplated herein;

(ii) support the Plan and the transactions contemplated by this Agreement, the Term Sheet and the Definitive Documents and take all reasonable actions necessary or reasonably requested by the Company to effectuate the Plan and the transactions contemplated by this Agreement, the Term Sheet and the Definitive Documents, in a manner consistent with this Agreement, including the timelines set forth herein;

(iii) not, directly or indirectly, seek, solicit, support, encourage, propose, assist, consent to, vote for, or enter or participate in any discussions or any agreement with any non-Party regarding, any Alternative Transaction;

(iv) support and take all reasonable actions reasonably requested by the Company to facilitate entry of the DIP Orders (including adequate protection terms contained therein), the Disclosure Statement Order, and the Confirmation Order, including consenting to the Company’s use of cash collateral, incurrence of obligations and granting of liens as set forth in the DIP Orders (which consent is deemed to have been given by such Consenting Party’s signature to this Agreement);

(v) not, directly or indirectly, or encourage any other Person to, directly or indirectly, (A) object to, delay, postpone, challenge, oppose, impede, or take any other action or any inaction to interfere with or delay the acceptance, implementation, or consummation of the Plan on the terms set forth in this Agreement, the Term Sheet and any applicable Definitive Document, including, without limitation, commencing or joining with any Person in commencing any litigation or involuntary case for relief under the Bankruptcy Code against any Company Entity or any subsidiary thereof; (B) solicit, negotiate, propose, file, support, enter into, consummate, file with the Bankruptcy Court, vote for, or otherwise knowingly take any other action in furtherance of any restructuring, workout, plan of arrangement, or plan of reorganization for the Company that is inconsistent with this Agreement; (C) exercise any right or remedy for the enforcement, collection, or recovery of any claim against the Company or any direct or indirect subsidiaries of the Company that do not file for chapter 11 relief under the Bankruptcy Code, except in a manner consistent with this Agreement; or (D) object to or oppose, or support any other Person’s efforts to object to or oppose, any motions filed by the Company that are consistent with this Agreement;

(vi) subject to the receipt of the Disclosure Statement and related materials, it shall (A) timely vote or cause to be voted any Claims it holds to accept the Plan (to the extent permitted to vote) by delivering its duly executed and completed ballot or ballots, as applicable, accepting the Plan on a timely basis following commencement of the solicitation of acceptances of the Plan in accordance with sections 1125(g) and 1126 of the Bankruptcy Code, provided, that, with respect to any Repo Securities (as defined below), the Consenting Party agrees to use its commercially reasonable efforts to cause such Repo Securities to be voted in accordance with the terms of this Section 4(a)(vi); (B) not change or withdraw such vote or the elections described below (or cause or direct such vote or elections to be changed or withdrawn) during the Support Period; provided, however, that nothing in this Agreement shall prevent any Party from changing, withholding, amending, or revoking (or causing the same) its timely election or vote with respect to the Plan if this Agreement has been duly-terminated with respect to such Party; and (C) to the extent it is permitted to elect whether to opt into or opt out of the releases set forth in the Plan, elect to opt into or not elect to opt out of the releases, as applicable, set forth in the Plan by timely delivering its duly executed and completed ballot or ballots indicating such election;

(vii) support and take all commercially reasonable actions reasonably requested by the Company to facilitate the implementation and, if applicable, approval of the Disclosure Statement and confirmation and consummation of the Plan;

(viii) not direct any administrative agent, collateral agent or indenture trustee (as applicable) to take any action inconsistent with such Consenting Creditor’s obligations under this Agreement, and, if any applicable administrative agent, collateral agent or indenture trustee (as applicable) takes any action inconsistent with such Consenting Creditor’s obligations under this Agreement, such Consenting Creditor shall use its commercially reasonable efforts (which shall exclude the provision of any indemnity) to direct such administrative agent, collateral agent or indenture trustee (as applicable) to cease and refrain from taking any such action; and

(ix) to the extent any legal or structural impediment arises that would prevent, hinder or delay the consummation of the Plan, negotiate with the Consenting Parties in good faith appropriate additional or alternative provisions to address any such impediment; provided that the economic outcome for the Consenting Creditors and other materials terms of this Agreement must be substantially preserved in such alternate provisions.

Notwithstanding the foregoing, nothing in this Agreement shall prohibit any Consenting Party from (1) appearing as a party-in-interest in any matter arising in the Chapter 11 Cases or (2) enforcing any right, remedy, condition, consent, or approval requirement under this Agreement or any Definitive Documents, provided that, in each case, any such action is not inconsistent with such Consenting Party’s obligations hereunder.

The Parties agree that this Agreement does not constitute a commitment to, nor shall it obligate any of the Parties to, provide any new financing or credit support except as contemplated by the Term Sheet.

b. Transfers. During the Support Period, each Consenting Party agrees, solely with respect to itself, that it shall not sell, pledge, assign, transfer, permit the participation in, or otherwise dispose of (each, a “Transfer,” provided, however, that any pledge, lien, security interest, or other encumbrance in favor of a bank or broker dealer at which a Consenting Party maintains an account, where such bank or broker dealer holds a security interest in or other encumbrances over property in the account generally shall not be deemed a “Transfer” for any purposes hereunder) any ownership (including any beneficial ownership)3 in its Claims against or Interests in any Company Entity, or any option thereon or any right or interest therein (including by granting any proxies or depositing any interests in such Claims or Interests into a voting trust or by entering into a voting agreement with respect to such Claims or Interests), unless the intended transferee (1) is another Consenting Party, (2) as of the date of such Transfer, the Consenting Party controls, is controlled by, or is under common control with such transferee or is an affiliate, affiliated fund, or affiliated entity with a common investment advisor or (3) executes and delivers to counsel to the Company an executed Joinder Agreement before such Transfer is effective (it being understood that any Transfer shall not be effective as against the Company until notification of such Transfer and a copy of the executed Joinder Agreement (if applicable) is received by counsel to the Company, in each case, on the terms set forth herein) (such transfer, a “Permitted Transfer” and such party to such Permitted Transfer, a “Permitted Transferee”). Upon satisfaction of the foregoing requirements in this Section 4(b), (i) the Permitted Transferee shall be deemed to be a Consenting Party hereunder and shall be deemed to be a Consenting Creditor or Consenting Sponsor, or both, as applicable, and, for the avoidance of doubt, a Permitted Transferee is bound as a Consenting Party under this Agreement with respect to any and all Claims against, or Interests in, any of the Company Entities, whether held at the time such Permitted Transferee becomes a Party or later acquired by such Permitted Transferee and is deemed to make

[3]

As used herein, the term “beneficial ownership” means the direct or indirect economic ownership of, and/or the power, whether by contract or otherwise, to direct the exercise of the voting rights and the disposition of, the applicable Claims or Interests or the right to acquire such Claims or Interests.

all of the representations and warranties of a Consenting Party set forth in this Agreement and be entitled to the applicable rights of a Consenting Party hereunder, and (ii) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred rights and obligations.

(i) This Agreement shall in no way be construed to preclude the Consenting Parties from acquiring additional Claims against or Interests in any Company Entity; provided, that (A) if any Consenting Party acquires additional Claims against or Interests in any Company Entity during the Support Period, such Consenting Party shall report its updated holdings to the legal advisors to the Ad Hoc Groups (on a professional eyes only basis) and the Company within five (5) business days of such acquisition, which notice may be deemed to be provided by the filing of a statement with the Bankruptcy Court as required by Rule 2019 of the Federal Rules of Bankruptcy Procedures, including revised holdings information for such Consenting Party, and (B) any acquired Claims or Interests shall automatically and immediately upon acquisition by a Consenting Party be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given); provided further that the acquisition of additional Claims by a Consenting Creditor shall in no way affect or dilute (A) the recoveries of other Consenting Creditors contemplated under the Plan or (B) any rights and/or premiums contemplated by this Agreement or the Term Sheet.

(ii) This Section 4(b) shall not impose any obligation on the Company to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Party to Transfer any Claims or Interests. Notwithstanding anything to the contrary herein, to the extent the Company and another Party have entered into a separate agreement with respect to the issuance of a “cleansing letter” or other public disclosure of information (each such executed agreement, a “Confidentiality Agreement”), the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms.

(iii) Any Transfer made in violation of this Section 4(b) shall be void ab initio.

c. Marketmaking.

(i) Notwithstanding anything to the contrary herein, a Consenting Party may Transfer any ownership in its Claims against or Interests in any Company Entity, or any option thereon or any right or interest therein, to a Qualified Marketmaker (as defined below) that acquires Claims against or Interests in any Company Entity with the purpose and intent of acting as a Qualified Marketmaker for such Claims or Interests, and such Qualified Marketmaker shall not be required to execute and deliver to counsel to any Party a Joinder Agreement in respect of such Claims or Interests if (A) such Qualified Marketmaker subsequently Transfers such Claims or Interests within ten (10) business days of its acquisition to an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor of such Qualified Marketmaker, (B) the transferee otherwise is a Permitted Transferee (including any requirement hereunder that such transferee execute a Joinder Agreement), and (C) the Transfer otherwise is a Permitted Transfer. To the extent that a Consenting Party is acting in its capacity as a

Qualified Marketmaker, it may Transfer any right, title, or interest in any Claims against or Interests in any Company Entity that such Consenting Party acquires in its capacity as a Qualified Marketmaker from a holder of such Claims or Interests who is not a Consenting Party without regard to the requirements set forth in Section 4(b) hereof. As used herein, the term “Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against the Company Entities (or enter with customers into long and short positions in claims against the Company Entities), in its capacity as a dealer or market maker in claims against the Company and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

(ii) The Company understands that the Consenting Creditors are engaged in a wide range of financial services and businesses. In furtherance of the foregoing, the Company acknowledges and agrees that, to the extent a Consenting Creditor expressly indicates on its signature page hereto that it is executing this Agreement on behalf of specific trading desk(s) and/or business group(s) of the Consenting Creditor that principally manage and/or supervise the Consenting Creditor’s investment in the Company, the obligations set forth in this Agreement shall only apply to such trading desk(s) and/or business group(s) and shall not apply to any other trading desk or business group of the Consenting Creditor so long as they are not acting at the direction or for the benefit of such Consenting Creditor or such Consenting Creditor’s investment in the Company; provided that the foregoing shall not diminish or otherwise affect the obligations and liability therefor of any legal entity that executes this Agreement.

(iii) Further, notwithstanding anything in this Agreement to the contrary, the Parties agree that, in connection with the delivery of signature pages to this Agreement by a Consenting Creditor that is a Qualified Marketmaker before the occurrence of conditions giving rise to the effective date for the obligations and the support hereunder, such Consenting Creditor shall be a Consenting Creditor hereunder solely with respect to the Claims listed on such signature pages and shall not be required to comply with this Agreement for any other Claims it may hold from time to time in its role as a Qualified Marketmaker.

d. Ad Hoc Group Composition. On or before the 1st day of each month of the Support Period, counsel to each Ad Hoc Group shall provide counsel to the Company, on a professionals’ eyes only basis, with a list of each member of such counsel’s respective ad hoc group and such member’s holdings of 1L Notes, 1.5L Notes, 2L Notes, and Unsecured Notes.

e. Tax Matters. During the Support Period, the Consenting Sponsors will not Transfer any equity of Hexion Holdings LLC if it would be reasonably expected to result in an “ownership change” of Hexion Holdings LLC for purposes of Section 382 of the Internal Revenue Code of 1986, as amended.

5. Additional Provisions Regarding Consenting Party Commitments.

Notwithstanding anything to the contrary herein, nothing in this Agreement shall:

a. affect the ability of any Consenting Party to consult with any other Consenting Party, the Company Entities, or any other party in interest in the Chapter 11 Cases (including any official committee or the United States Trustee);

b. impair or waive the rights of any Consenting Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring;

c. prevent any Consenting Party from enforcing this Agreement or any other Definitive Document, or from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, such documents; or

d. prevent any Consenting Party from taking any customary perfection step or other action as is necessary to preserve or defend the validity or existence of its Company Claims and Interests (including, without limitation, the filing of proofs of claim).

6. Agreements of the Company.

a. Restructuring Support. During the Support Period, subject to the terms and conditions hereof (including, without limitation, Section 10), and except as expressly waived by the Required Consenting Parties in writing from time to time, the Company agrees that it shall use commercially reasonable efforts, and shall use commercially reasonable efforts to cause each of its subsidiaries to, without limitation:

(i) implement the Restructuring in accordance with the terms and conditions set forth herein;

(ii) implement and consummate the Plan in a timely manner and take any and all commercially reasonable and appropriate actions in furtherance of the Plan, as contemplated under this Agreement;

(iii) upon reasonable request, inform the legal and financial advisors to the Ad Hoc Groups as to: (A) the material business and financial (including liquidity) performance of the Company Entities; (B) the status and progress of the negotiations of the Definitive Documents; and (C) the status of obtaining any necessary or desirable authorizations (including consents) from any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body or any stock exchange;

(iv) (A) support and take all commercially reasonable actions necessary to facilitate the solicitation, confirmation, and consummation of the Plan, as applicable, and the transactions contemplated thereby, (B) not take any action directly or indirectly that is materially inconsistent with, or that would reasonably be expected to prevent, interfere with, delay, or impede the confirmation and consummation of the Plan, and (C) not, nor encourage any other person to, take any action which would, or would reasonably be expected to, breach or be inconsistent with this Agreement or delay, impede, appeal, or take any other negative action, directly or indirectly, to interfere with the acceptance or implementation of the Plan;

(v) maintain good standing under the laws of the state in which each Company Entity is incorporated or organized;

(vi) if the Company knows of a material breach by any Consenting Party of such Consenting Party’s representations or warranties set forth in this Agreement or of a breach by any Consenting Party of such Consenting Party’s obligations or covenants set forth in this Agreement, furnish prompt written notice (and in any event within three business days of such actual knowledge) to counsel to the Ad Hoc Groups;

(vii) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring contemplated herein, support and take all steps reasonably necessary and desirable to address any such impediment;

(viii) prepare or cause to be prepared the Definitive Documents (including, without limitation, all relevant motions, applications, orders, agreements and other documents), each of which, for the avoidance of doubt, shall contain terms and conditions consistent with this Agreement, and use good faith efforts to provide draft copies of all Definitive Documents at least two (2) business days prior to the date when the Company intends to file or execute such document and shall consult in good faith with such parties regarding the form and substance of such Definitive Document or any such proposed filing with the Bankruptcy Court. The Company will provide draft copies of all other material pleadings the Company intends to file with the Bankruptcy Court to counsel to the Ad Hoc Groups, no later than two (2) business days prior to filing such pleading to the extent reasonably practicable and shall consult in good faith with such counsel regarding the form and substance of any such proposed pleading;

(ix) file such “first day” motions and pleadings determined by the Company to be necessary, in form and substance reasonably acceptable to the Required Consenting First Lien Noteholders, the Required Consenting 1.5L Noteholders and the Required Consenting Crossholder Noteholders, and to seek interim and final (to the extent necessary) orders, in form and substance reasonably acceptable to the Required Consenting First Lien Noteholders, the Required Consenting 1.5L Noteholders and the Required Consenting Crossholder Noteholders, from the Bankruptcy Court approving the relief requested in such “first day” motions;

(x) timely file a formal objection, in form and substance reasonably acceptable to the Required Consenting First Lien Noteholders, the Required Consenting 1.5L Noteholders and the Required Consenting Crossholder Noteholders, to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (A) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (C) dismissing the Chapter 11 Cases;

(xi) not seek or solicit any Alternative Transaction;

(xii) support and complete the Restructuring and all other actions contemplated in connection therewith and under the Definitive Documents, including support and take all actions as are reasonably necessary and appropriate to obtain any and all required regulatory and/or third-party approvals to consummate the Restructuring;

(xiii) timely file a formal objection, in form and substance reasonably acceptable to the Required Consenting First Lien Noteholders, the Required Consenting 1.5L Noteholders and the Required Consenting Crossholder Noteholders, to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order modifying or terminating the Company’s exclusive right to file and/or solicit acceptances of a plan reorganization, as applicable; and

(xiv) (A) operate the business of the Company and its direct and indirect subsidiaries in the ordinary course in a manner that is consistent with this Agreement, past practices, and to preserve intact the Company’s business organization and relationships with third parties (including lessors, licensors, suppliers, distributors and customers) and employees, (B) subject to applicable non-disclosure agreements and the terms thereof, keep advisors to the Ad Hoc Groups reasonably informed about the operations of the Company and its direct and indirect subsidiaries, and (C) promptly notify advisors to the Ad Hoc Groups of any material governmental or third party complaints, litigations, investigations or hearings; and

(xv) provide prompt written notice to counsel to the Ad Hoc Groups between the date hereof and the Effective Date of (A) the occurrence of a Termination Event; (B) any matter or circumstance which the Company knows, or suspects is likely, to be a material impediment to the implementation or consummation of the Restructuring; or (C) if any Person has challenged the validity or priority of, or has sought to avoid, any lien securing the 1L Notes, the 1.5L Notes or the 2L Notes pursuant to a pleading filed with the Bankruptcy Court.

b. Negative Covenants. The Company agrees that, for the duration of the Support Period, the Company shall not take any action materially inconsistent with, or omit to take any action required by, this Agreement, the Plan (if applicable), or any of the other Definitive Documents.

7. Termination of Agreement.

a. Consenting Creditor Termination Events. This Agreement may be terminated by the Required Consenting First Lien Noteholders, the Required Consenting 1.5L Noteholders, or the Required Consenting Crossholder Noteholders, by the delivery to the Company and the other Consenting Parties of a written notice in accordance with Section 22 hereof, solely as to the Consenting Creditors delivering such notice, upon the occurrence and continuation of any of the following events (each, a “Consenting Creditor Termination Event”):

(i) the breach by any Company Entity or any Consenting Party of (A) any affirmative or negative covenant contained in this Agreement or (B) any other obligations of such breaching Party set forth in this Agreement, in each case, in any material respect and which breach remains uncured (to the extent curable) for a period of ten (10) business days following the Company’s or the Consenting Party’s (as applicable) receipt of notice pursuant to Section 22 hereof.

(ii) any representation or warranty in this Agreement made by any Company Entity or any Consenting Party shall have been untrue in any material respect when made or shall have become untrue in any material respect, and such breach remains uncured (to the extent curable) for a period of ten (10) business days following the Company’s or the Consenting Party’s (as applicable) receipt of notice pursuant to Section 22 hereof;

(iii) any Company Entity or any Consenting Party files any motion, pleading, or related document with the Bankruptcy Court that is materially inconsistent with this Agreement, the Term Sheet, or the Definitive Documents, and such motion, pleading, or related document has not been withdrawn ten (10) business days of the Company or such Consenting Party receiving written notice in accordance with Section 22 that such motion, pleading, or related document is materially inconsistent with this Agreement;

(iv) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of any material portion of the Restructuring or rendering illegal the Plan or any material portion thereof, and either (A) such ruling, judgment, or order has been issued at the request of or with the acquiescence of any Company Entity or any Consenting Party, or (B) in all other circumstances, such ruling, judgment, or order has not been reversed or vacated within thirty (30) calendar days after such issuance;

(v) the Bankruptcy Court (or other court of competent jurisdiction) enters an order (A) directing the appointment of an examiner with expanded powers or a trustee in any of the Chapter 11 Cases, (B) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing any of the Chapter 11 Cases, or (D) the effect of which would render the Plan incapable of consummation on the terms set forth in this Agreement;

(vi) any Company Entity or any Consenting Party files or supports (or fails to timely object to) another party in filing (A) a motion or pleading challenging the amount, validity, or priority of any Claims held by any Consenting Creditor against the Company (or any liens securing such Claims), (B) any plan of reorganization, liquidation, or sale of all or substantially all of the Company’s assets other than the Plan, or (C) a motion or pleading asserting (or seeking standing to assert) any purported claims or causes of action against any of the Consenting Creditors, which event remains uncured for a period of ten (10) business days following the Company’s or Consenting Party’s (as applicable) receipt of notice pursuant to Section 22 hereof;

(vii) the Bankruptcy Court enters an order providing relief against any Consenting Creditor with respect to any of the causes of action or proceedings specified in Section 7(a)(vi)(A) or (C);

(viii) (A) any Definitive Document filed by the Company or any Consenting Party, or any related order entered by the Bankruptcy Court, in the Chapter 11 Cases, is inconsistent with the terms and conditions set forth in this Agreement or is otherwise not in accordance with this Agreement, or (B) any of the terms or conditions of any of the Definitive Documents is waived, amended, supplemented, or otherwise modified in any material respect without the prior written consent of the Required Consenting First Lien Noteholders, the Required Consenting 1.5L Noteholders and the Required Consenting Crossholder Noteholders (or such parties as may be required by the terms of such Definitive Document, if then effective), in each case, which remains uncured for ten (10) Business Days after the receipt by the Company of written notice delivered in accordance herewith;

(ix) any of the Milestones have not been achieved, extended, or waived within three (3) business days after such Milestone;

(x) any termination or acceleration of the DIP Facility;

(xi) any termination event in favor of the Required Consenting First Lien Noteholders, the Required Consenting 1.5L Noteholders, or the Required Consenting Crossholder Noteholders, or event of default by the Company under the RSA Order, the Equity Backstop Commitment Agreement, the BCA Approval Order, the Debt Backstop Documents, or the Debt Backstop Order, as applicable, that has not been waived or cured (to the extent curable) prior to the expiration of any applicable grace periods thereunder;

(xii) if any Company Entity (A) withdraws the Plan, (B) publicly announces its intention not to support the Plan, (C) files a motion with the Bankruptcy Court seeking the approval of an Alternative Transaction, or (D) agrees to pursue (including, for the avoidance of doubt, as may be evidenced by a term sheet, letter of intent, or similar document executed by a Company Entity) or publicly announces its intent to pursue an Alternative Transaction;

(xiii) the Company files or announces that it will file any motion or application seeking authority to sell any material assets without the prior written consent of the Required Consenting First Lien Noteholders, the Required Consenting 1.5L Noteholders and the Required Consenting Crossholder Noteholders;

(xiv) the Company terminates any of its obligations under and in accordance with Sections 7(b) or (d), as applicable, of this Agreement;

(xv) the Required Consenting First Lien Noteholders, the Required Consenting 1.5L Noteholders or the Required Consenting Crossholder Noteholders terminate any of their respective obligations under and in accordance with this Section 7(a) or (d), as applicable;

(xvi) the Bankruptcy Court enters an order, or the Company files a motion seeking an order (without the prior written consent of the Required Consenting First Lien Noteholders, the Required Consenting 1.5L Noteholders and the Required Consenting Crossholder Noteholders), (i) converting one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases, (iii) denying the entry of the RSA Order, the BCA Approval Order, or the Debt Backstop Order, or (iv) making a finding of fraud, dishonesty or misconduct by any executive, officer or director of the Company, regarding or relating to the Company;

(xvii) the issuance by any governmental authority, including the Bankruptcy Court, any regulatory authority or any other court of competent jurisdiction, of any ruling or order enjoining the consummation of the Plan; provided, however, that the Company shall have five (5) business days after the issuance of such ruling or order to obtain relief that would allow consummation of the Plan in a manner that (A) does not prevent or diminish in a material way compliance with the terms of this Agreement, and (B) is reasonably acceptable to the Required Consenting First Lien Noteholders, the Required Consenting 1.5L Noteholders and the Required Consenting Crossholder Noteholders;

(xviii) without the prior consent of the Required Consenting First Lien Noteholders, the Required Consenting 1.5L Noteholders, and the Required Consenting Crossholder Noteholders, the Company or any of the Company’s foreign subsidiaries or affiliates (A) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state, or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect except as provided in this Agreement, (B) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described above, (C) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (D) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official, (E) makes a general assignment or arrangement for the benefit of creditors or (F) takes any corporate action for the purpose of authorizing any of the foregoing;

(xix) the Bankruptcy Court enters an order terminating any Company Entity’s exclusive right to file and/or solicit acceptances of a plan of reorganization (including the Plan);

(xx) the Company exercises its fiduciary out in accordance with Section 7(b) hereof;

(xxi) the Bankruptcy Court enters an order denying confirmation of the Plan;

(xxii) an order confirming the Plan is reversed or vacated;

(xxiii) any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable;

(xxiv) an order is entered by the Bankruptcy Court granting relief from the automatic stay to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure on the same) on any of the Company’s assets (other than in respect of insurance proceeds or with respect to assets having a fair market value of less than $15,000,000 in the aggregate); or

(xxv) the failure of the Consenting Creditors to hold, in the aggregate, at least: (A) 66 2/3% of the aggregate principal amount outstanding of the 1L Notes; (B) 66 2/3% of the aggregate principal amount outstanding of the 1.5L Notes; and (C) 66 2/3% of the aggregate principal amount outstanding of the 2L Notes and the Unsecured Notes, in each case, at any time after April 5, 2019.

Notwithstanding the foregoing, if any Consenting Creditor Termination Event is caused by any Consenting Party, this Agreement shall be terminable solely with respect to that Consenting Party.

b. Company Termination Events. This Agreement may be terminated by the Company by the delivery to counsel to the Consenting Parties of a written notice in accordance with Section 22 hereof, upon the occurrence and continuation of any of the following events (each, a “Company Termination Event”):

(i) the breach in any material respect by Consenting Creditors holding (A) an amount of 1L Notes that would result in non-breaching Consenting Creditors holding less than 66 2/3% in aggregate principal amount outstanding of the 1L Notes, (B) an amount of 1.5L Notes that would result in non-breaching Consenting Creditors holding less than 66 2/3% in aggregate principal amount outstanding of the 1.5L Notes, or (C) an amount of 2L Notes and Unsecured Notes that would result in non-breaching Consenting Creditors holding less than 66 2/3% in aggregate principal amount outstanding of 2L Notes and Unsecured Notes, in each case with respect to any of the representations, warranties, or covenants of such Consenting Creditors set forth in this Agreement and which breach remains uncured for a period of ten (10) business days after the receipt by the applicable Consenting Creditor from the Company of written notice of such breach, which written notice will set forth in detail the alleged breach;

(ii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of or rendering illegal the Plan or any material portion thereof, and either (A) such ruling, judgment, or order has been issued at the request of (or agreement by) the Consenting Parties, or (B) in all other circumstances, such ruling, judgment, or order has not been reversed or vacated within thirty (30) calendar days after such issuance;

(iii) the failure of the Consenting Creditors to hold, in the aggregate, at least: (A) 66 2/3% of the aggregate principal amount outstanding of the 1L Notes; (B) 66 2/3% of the aggregate principal amount outstanding of the 1.5L Notes; (C) 66 2/3% of the aggregate principal amount outstanding of the 2L Notes and the Unsecured Notes, in each case, at any time after April 5, 2019;

(iv) the failure of the Consenting Creditors (as a group, which is not required to include each Consenting Creditor) to execute commitment agreements in respect of the entire amount of the Rights Offering and the Exit Facility (each as defined in the Term Sheet) on or before April 15, 2019;

(v) any termination event in favor of the Company or event of default by a party other than the Company under the RSA Order, the Equity Backstop Commitment Agreement, the BCA Approval Order, the Debt Backstop Documents, or the Debt Backstop Order, as applicable, that has not been waived or cured (to the extent curable) prior to the expiration of any applicable grace periods thereunder;

(vi) the Bankruptcy Court (or other court of competent jurisdiction) enters an order (A) directing the appointment of an examiner with expanded powers or a trustee in any of the Chapter 11 Cases, (B) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing any of the Chapter 11 Cases, or (D) the effect of which would render the Plan incapable of consummation on the terms set forth in this Agreement;

(vii) the board of directors or managers or similar governing body, as applicable, of any Company Entity determines that continued performance under this Agreement (including taking any action or refraining from taking any action) would be inconsistent with the exercise of its fiduciary duties under applicable law (as reasonably determined by such board or body in good faith after consultation with legal counsel);

(viii) the Bankruptcy Court enters an order denying confirmation of the Plan;

(ix) an order confirming the Plan is reversed or vacated; or

(x) any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable.

c. Consenting Sponsor Termination Events. This Agreement may be terminated by the Consenting Sponsors, solely as to the Consenting Sponsors, by the delivery to counsel to the Company and the Consenting Parties of a written notice in accordance with Section 22 hereof, upon the occurrence and continuation of any of the following events (each, a “Consenting Sponsor Termination Event”):

(i) the breach in any material respect by Consenting Creditors holding (A) an amount of 1L Notes that would result in non-breaching Consenting Creditors holding less than 66 2/3% in aggregate principal amount outstanding of the 1L Notes, (B) an amount of 1.5L Notes that would result in non-breaching Consenting Creditors holding less than 66 2/3% in aggregate principal amount outstanding of the 1.5L Notes, or (C) an amount of 2L Notes and Unsecured Notes that would result in non-breaching Consenting Creditors holding less than 66 2/3% in aggregate principal amount outstanding of 2L Notes and Unsecured Notes, in each case with respect to any of the representations, warranties, or covenants of such Consenting Creditors set forth in this Agreement and which breach remains uncured for a period of ten (10) business days after the receipt by the applicable Consenting Creditor from the Consenting Sponsors of written notice of such breach, which written notice will set forth in detail the alleged breach;

(ii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of or rendering illegal the Plan or any material portion thereof, and either (A) such ruling, judgment, or order has been issued at the request of (or agreement by) the Consenting Creditors, or (B) in all other circumstances, such ruling, judgment, or order has not been reversed or vacated within thirty (30) calendar days after such issuance;

(iii) the failure of the Consenting Creditors to hold, in the aggregate, at least: (A) 66 2/3% of the aggregate principal amount outstanding of the 1L Notes; (B) 66 2/3% of the aggregate principal amount outstanding of the 1.5L Notes; and (C) 66 2/3% of the aggregate principal amount outstanding of the 2L Notes and the Unsecured Notes, in each case, at any time after April 5, 2019;

(iv) the Bankruptcy Court (or other court of competent jurisdiction) enters an order (A) directing the appointment of an examiner with expanded powers or a trustee in any of the Chapter 11 Cases, (B) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing any of the Chapter 11 Cases, or (D) the effect of which would render the Plan incapable of consummation on the terms set forth in this Agreement;

(v) (A) any Definitive Document filed by the Company or any Consenting Party, or any related order entered by the Bankruptcy Court, in the Chapter 11 Cases, is inconsistent with the terms and conditions set forth in this Agreement or is otherwise not in accordance with this Agreement, or (B) any of the terms or conditions of any of the Definitive Documents is waived, amended, supplemented, or otherwise modified in any material respect without the prior written consent of the Consenting Sponsors (or such parties as may be required by the terms of such Definitive Document, if then effective), in each case, which remains uncured for five (5) Business Days after the receipt by the Company of written notice delivered in accordance herewith;

(vi) the Company terminates any of its obligations under and in accordance with Sections 7(b) or (d), as applicable, of this Agreement;

(vii) the Required Consenting First Lien Noteholders, the Required Consenting 1.5L Noteholders or the Required Consenting Crossholder Noteholders terminate any of their respective obligations under and in accordance with this Section 7(a) or (d), as applicable;

(viii) the Bankruptcy Court enters an order denying confirmation of the Plan;

(ix) an order confirming the Plan is reversed or vacated; or

(x) any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable.

d. Mutual Termination. This Agreement may be terminated in writing by mutual agreement of the Company Entities, the Required Consenting First Lien Noteholders, the Required Consenting 1.5L Noteholders, the Required Consenting Crossholder Noteholders and the Consenting Sponsors (a “Mutual Termination Event”).

e. Individual Termination. Any individual Consenting Party may terminate this Agreement, as to itself only, by the delivery to counsel to the Company and the Consenting Parties of a written notice in accordance with Section 22, upon the occurrence and continuation of any of the following events (each, an “Individual Termination Event”):

(i) this Agreement is amended without its consent in such a way as to alter any of the economic terms thereof in a manner that is disproportionately adverse to such Consenting Party as compared to similarly situated Consenting Parties; or

(ii) the Effective Date shall not have occurred by the date that is 270 calendar days after the Petition Date.

f. Automatic Termination. This Agreement shall terminate automatically without any further required action or notice upon the occurrence of the Effective Date (collectively with the Consenting Creditor Termination Events, the Company Termination Events, the Consenting Sponsor Termination Events, the Mutual Termination Event, and the Individual Termination Event, the “Termination Events”).

g. Effect of Termination. Upon any termination of this Agreement that is not limited in its effectiveness to an individual Party or Parties in accordance with Section 7, this Agreement shall forthwith become null and void and of no further force or effect as to any Party, and each Party shall, except as provided otherwise in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings, and agreements under or related to this Agreement and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Plan or otherwise, that it would have been entitled to take had it not entered into this Agreement; provided that in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder that arose prior to the date of such termination or any obligations hereunder that expressly survive termination of this Agreement under Section 16 hereof, provided further, however, that notwithstanding anything to the contrary herein, the right to terminate this Agreement under this Section 7 shall not be available to any Party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the occurrence of the applicable Termination Event. Upon the occurrence of a validly-exercised Termination Event prior to entry of the Confirmation Order by the Bankruptcy Court, any and all consents or ballots tendered by the terminated Party shall be deemed, for all purposes, to be null and void ab initio and shall not be considered or otherwise used in any manner by any Party in connection with the Restructuring, this Agreement, or otherwise. Upon the termination of this Agreement that is limited in its effectiveness as to an individual Party or Parties in accordance with Section 7: (i) this Agreement shall become null and void and of no further force or effect with respect to the terminated Party or Parties, who shall be immediately released from its or their liabilities, obligations, commitments, undertakings, and agreements under or related to this Agreement and shall have all the rights and remedies that it or they would have had and such Party or Parties shall be entitled to take all actions, whether with respect to the Plan or otherwise, that it or they would have been entitled to take had it or they not entered into this Agreement; provided, the terminated Party or Parties shall not be relieved of any liability for breach or non-performance of its or their obligations hereunder that arose prior to the date of such termination or any obligations hereunder that expressly survive termination of this Agreement under Section 16 hereof; and (ii) this Agreement shall remain in full force and effect with respect to all Parties other than the terminated Party or Parties.

h. Automatic Stay. The Company Entities acknowledge that, after the commencement of the Chapter 11 Cases, the giving of notice of default or termination by any other Party pursuant to this Agreement shall not be a violation of the automatic stay under section 362 of the Bankruptcy Code, and the Company Entities hereby waive, to the fullest extent permitted by law, the applicability of the automatic stay as it relates to any such notice being provided; provided that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of default or termination was not proper under the terms of this Agreement.

8. Definitive Documents; Good Faith Cooperation; Further Assurances.

a. Subject to the terms and conditions described herein, during the Support Period, each Party, severally and not jointly, hereby covenants and agrees to reasonably cooperate with each other in good faith in connection with the negotiation, drafting, execution (to the extent such Party is a party thereto), and delivery of the Definitive Documents. Furthermore, subject to the terms and conditions hereof, each of the Parties shall take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement, including making and filing any required regulatory filings (provided that no Consenting Party shall be required to incur any cost, expense, or liability in connection therewith unless such Consenting Party shall have received an assurance of reimbursement satisfactory to it).

b. Each Consenting Creditor that is a Backstop Party entitled to receive a Structuring Premium and the Company hereby agree to work in good faith to negotiate and execute the Equity Backstop Agreement and the Debt Backstop Agreement as promptly as practicable after the date of this Agreement, with each such agreement to be in customary form for agreements of such type. The Consenting Creditors and the Company hereby acknowledge and agree that the economic terms regarding the Equity Backstop Agreement and the Debt Backstop Agreement, including the associated fees and structuring premiums, shall be as described in the Term Sheet. In the event that any Backstop Party does not execute and deliver the Equity Backstop Agreement and/or the Debt Backstop Agreement after such agreements have been negotiated pursuant to the terms of this Agreement and the Term Sheet, any such non-executing Backstop Party shall not be entitled to receive any fees or structuring premiums pursuant to such agreements and (i) all commitments (along with all associated fees and premiums) allocable to any such non-executing Backstop Party under the Equity Backstop Agreement and/or the Debt Backstop Agreement, as applicable, will be offered on a pro rata basis (based on the pro forma equity splits among the Backstop Parties as described in the Term Sheet), to the other Equity Backstop Parties and/or Debt Backstop Parties, as applicable, and, if not fully subscribed after being offered to the other Equity Backstop Parties and/or Debt Backstop Parties, will be offered to on a pro rata basis to all Consenting Creditors (based on the pro forma equity splits among the Consenting Creditors as described in the Term Sheet) (ii) all structuring premiums allocable to any such non-executing Backstop Party under the Equity Backstop Agreement and/or the Debt Backstop Agreement, as applicable, will be allocated on a pro rata basis (based upon the percentages of the applicable structuring premium to be received by the Backstop Parties other than any non-executing Backstop Party) to the other Backstop Parties entitled to receive Equity Backstop Premium and/or Debt Backstop Obligation Premium, as applicable, as provided in the Term Sheet. The Company and each Consenting Creditor shall be entitled to all of their rights and remedies hereunder in the event that any Backstop Party breaches its obligations under this Section 8(b).

9. Representations and Warranties.

a. Each Party, severally and not jointly, represents and warrants to the other Parties that the following statements are true, correct, and complete as of the date hereof (or as of the date a Consenting Party becomes a party hereto):

(i) such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company, or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder; and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership, or other similar action on its part;

(ii) the execution, delivery, and performance by such Party of this Agreement does not and will not (A) violate any provision of law, rule, or regulation applicable to it, its charter, or bylaws (or other similar governing documents), or (B) conflict with, result in a breach of, or constitute a default under any material contractual obligation to which it is a party (provided, however, that with respect to the Company, it is understood that commencing the Chapter 11 Cases may result in a breach of or constitute a default under such obligations);

(iii) the execution, delivery, and performance by such Party of this Agreement does not and will not require any registration or filing with, consent, or approval of, or notice to, or other action, with or by, any federal, state, or governmental authority or regulatory body, except such filings as may be necessary and/or required by the Bankruptcy Court; and

(iv) this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court.

b. Each Consenting Party severally (and not jointly), represents and warrants to the Company that, as of the date hereof (or as of the date such Consenting Party becomes a party hereto), such Consenting Party (i) is the beneficial owner of (or investment manager, advisor, or subadvisor to one or more beneficial owners of) the aggregate principal amount of Claims and/or Interests set forth below its name on the signature page hereto (or below its name on the signature page of a Joinder Agreement for any Consenting Party that becomes a Party hereto after the date hereof), (ii) has, except in the case of Consenting Parties with Repo Securities, with respect to the beneficial owners of such Claims or Interests (as may be set forth on a schedule to such Consenting Party’s signature page hereto), (A) sole investment or voting discretion with respect to such Claims or Interests, (B) full power and authority to vote on and consent to matters concerning such Claims or Interests, or to exchange, assign, and transfer such Claims or Interests, and (C) full power and authority to bind or act on the behalf of, such beneficial owners, (iii) other than pursuant to this Agreement or with respect to Repo Securities, such Claims or Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition or encumbrance of any kind, that would prevent in any way such Consenting Party’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed, and (iv) such Consenting Party is not the beneficial owner of (or investment manager, advisor, or subadvisor to one or more beneficial owners of) any other Claims against and/or Interests in any Company Entity. “Repo Securities” means, with respect to a Consenting Creditor, Claims or Interests that are, on the date hereof, subject to the terms and conditions of a repurchase agreement, sell/buyback agreement or similar arrangement (each, a “Repo Agreement”) entered into between, on the one hand, such Consenting Creditor (or one or more funds which the Consenting Creditor is the discretionary investment manager, advisor or sub-advisor of) and, on the other hand, a third-party. For the avoidance of doubt, it is acknowledged and agreed that Repo Securities shall constitute Claims for all purposes under this Agreement.

10. Additional Provisions Regarding Company Entities’ Commitments.

a. Nothing in this Agreement shall require any director or officer of any Company Entity to violate their fiduciary duties to such Company Entity. No action or inaction on the part of any director or officer of any Company Entity that such directors or officers reasonably believe is required by their fiduciary duties to such Company Entity shall be limited or precluded by this Agreement; provided, however, that no such action or inaction shall be deemed to prevent any of the Consenting Parties from taking actions that they are permitted to take as a result of such actions or inactions, including terminating their obligations hereunder.

b. Notwithstanding anything to the contrary in this Agreement, the Company Entities shall not, and shall instruct and direct their respective Representatives not to, seek or solicit any discussions or negotiations with respect to, any Alternative Transaction; provided, however, that nothing in this Section 10(b) shall limit the Parties’ ability to engage in marketing efforts, discussions, and/or negotiations with any party regarding refinancing of the Exit Facilities to be consummated following the Effective Date; provided, further, that (a) if any of the Company Entities receive a proposal or expression of interest regarding any Alternative Transaction, the Company Entities shall be permitted to discuss or negotiate the terms of such proposal or expression of interest and shall promptly notify counsel to the Ad Hoc Group, orally and in writing, of any such proposal or expression of interest, with such notice to include the material terms thereof, including (unless prohibited by a separate agreement) the identity of the person or group of persons involved, and (b) the Company Entities shall promptly furnish counsel to the Ad Hoc Group with copies of any written offer, oral offer, or any other information that they receive relating to the foregoing and shall promptly inform counsel to the Ad Hoc Group of any material changes to such proposals.

c. Notwithstanding anything to the contrary herein, nothing in this Agreement shall create any additional fiduciary obligations on the part of the Company, or the Consenting Creditors, or any members, partners, managers, managing members, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents or other representatives of the same or their respective affiliated entities, in such person’s capacity as a member, partner, manager, managing member, officer, director, employee, advisor, principal, attorney, professional, accountant, investment banker, consultant, agent or other representative of such Party or its affiliated entities, that such entities did not have prior to the execution of this Agreement.

d. Nothing in this Agreement shall: (i) impair or waive the rights of any Company Entity to assert or raise any objection permitted under this Agreement in connection with the Restructuring, or (ii) prevent any Company Entity from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

11. Filings and Public Statements.

a. The Company shall submit drafts to counsel to the Consenting Parties of any press releases, public documents, and any and all filings with the SEC, the Bankruptcy Court, or otherwise that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least forty-eight hours prior to making any such disclosure, and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall consider any such comments in good faith. Except as required by law or otherwise permitted under the terms of any other agreement between the Company on the one hand, and any Consenting Party, on the other hand, no Party or its advisors (including counsel to any Party) shall disclose to any person (including other Consenting Parties), other than the Company’s advisors, the principal amount or percentage of any Claims or Interests or any other securities of the Company held by any other Party, in each case, without such Party’s prior written consent; provided that (i) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Party a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure (including by way of a protective order) (the expense of which, if any, shall be borne by the relevant disclosing Party) and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Claims or Interests held by all the Consenting Parties collectively. Any public filing of this Agreement, with the Bankruptcy Court, the SEC or otherwise, shall not include the executed signature pages to this Agreement. Nothing contained herein shall be deemed to waive, amend or modify the terms of any confidentiality or non-disclosure agreement between the Company and any Consenting Creditor.

12. Amendments and Waivers.

During the Support Period, this Agreement, including any exhibits or schedules hereto, may not be waived, modified, amended, or supplemented except in a writing signed by the Company Entities, the Required Consenting First Lien Noteholders, the Required Consenting 1.5L Noteholders, the Required Consenting Crossholder Noteholders and the Consenting Sponsors (as applicable and to the extent required herein); provided that: (i) any waiver, modification, amendment, or supplement to Section 7(e) or this Section 12 shall require the prior written consent of each Party; (ii) any waiver, modification, amendment, or supplement to the definition of Required Consenting First Lien Noteholders, Required Consenting 1.5L Noteholders or Required Consenting Crossholder Noteholders shall require the prior written consent of each applicable Consenting Creditor that is a member of the Ad Hoc Groups; (iii) any waiver, modification, amendment or supplement to Section 4(c)(ii) of this Agreement or the last paragraph in the section of the Term Sheet entitled “Equity Backstop Commitment” shall require the consent of each Consenting Creditor and (iv) any waiver, modification, amendment, or supplement that disproportionately and adversely affects the economic recoveries or treatment of any Consenting Party compared to the economic recoveries or treatment set forth in the Term Sheet hereto may not be made without the prior written consent of such Consenting Party. Amendments to any Definitive Document shall be governed as set forth in such Definitive Document. Any consent required to be provided pursuant to this Section 12 may be delivered by email from counsel.

13. Effectiveness.

This Agreement shall become effective and binding on the Parties on the Agreement Effective Date, and not before such date; provided that signature pages executed by Consenting Parties shall be delivered to (a) the Company, other Consenting Parties, and counsel to other Consenting Parties (if applicable) in a redacted form that removes such Consenting Parties’ holdings of Claims and any schedules to such Consenting Parties’ holdings (if applicable) and (b) the legal and financial advisors to the Company and the Ad Hoc Groups, respectively, in an unredacted form.

14. Governing Law; Jurisdiction; Waiver of Jury Trial.

a. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, without giving effect to the conflicts of law principles thereof.

b. Each of the Parties irrevocably agrees that any legal action, suit, or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns shall be brought and determined in (a) the Bankruptcy Court, for so long as the Chapter 11 Cases are pending, and (b) otherwise, any federal or state court in the Borough of Manhattan, the City of New York, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Agreement. Each of the Parties agrees not to commence any proceeding relating hereto or thereto except in the courts described above, other than proceedings in any court of competent jurisdiction to enforce any judgment, decree, or award rendered by any such court as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Subject to the foregoing, each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim, or otherwise, in any proceeding arising out of or relating to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the courts as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise) and (iii) that (A) the proceeding in any such court is brought in an inconvenient forum, (B) the venue of such proceeding is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

c. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH

PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

15. Specific Performance/Remedies.

a. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions without the necessity of posting a bond to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law, or in equity.

b. Notwithstanding anything to the contrary in this Agreement, none of the Parties will be liable for, and none of the Parties shall claim or seek to recover, any punitive, special, indirect or consequential damages or damages for lost profits.

16. Survival.

Notwithstanding the termination of this Agreement pursuant to Section 7 hereof, the agreements and obligations of the Parties set forth in the following Sections: 7(g), 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25, and 27 hereof (and any defined terms used in any such Sections) shall survive such termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof; provided that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

17. Headings.

The headings of the sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

18. Successors and Assigns; Severability; Several Obligations.

This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators, and representatives; provided that nothing contained in this Section 18 shall be deemed to permit Transfers of interests in any Claims against or Interests in any Company Entity, other than in accordance with the express terms of this Agreement. If any provision of this Agreement, or the application of any such provision to any person or entity or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. The agreements, representations, and obligations of the Parties are, in all respects, several and neither joint nor joint and several. For the avoidance of doubt, the obligations arising out of this Agreement are several and not joint with respect to each Consenting Party, in accordance with its proportionate interest hereunder, and the Parties agree not to proceed against any Consenting Party for the obligations of another.

19. No Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary hereof.

20. Prior Negotiations; Entire Agreement.

This Agreement, including the exhibits and schedules hereto (including the Term Sheet), constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof and thereof, except that the Parties acknowledge that any confidentiality agreements (if any) heretofore executed between the Company and each Consenting Party shall continue in full force and effect in accordance with its terms.

21. Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by facsimile, electronic mail, or otherwise, which shall be deemed to be an original for the purposes of this paragraph.

22. Notices.

All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, facsimile, courier or by registered or certified mail (return receipt requested) to the following addresses and facsimile numbers:

(1)	If to the Company, to:

Hexion Inc.

180 East Broad Street

Columbus, Ohio 43215

Attention: Douglas Johns

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention: George Davis (george.davis@lw.com)

Andrew Parlen (andrew.parlen@lw.com)

- and -

Latham & Watkins LLP

330 North Wabash, Suite 2800

Chicago, IL 60611

Attention:	Caroline Reckler (caroline.reckler@lw.com)

Jason Gott (jason.gott@lw.com)

(2) If to a Consenting Creditor, to the addresses or facsimile numbers set forth below following such Consenting Creditor’s signature to this Agreement or on the applicable Joinder Agreement (if any), as the case may be, with a copy to (solely in the case of Consenting Creditors that are members of the First Lien Ad Hoc Group):

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Email: idizengoff@akingump.com; pdublin@akingump.com; dfisher@akingump.com and nmoss@akingump.com

Attention: Ira S. Dizengoff, Esq., Philip C. Dublin, Esq., Daniel Fisher, Esq. and Naomi Moss, Esq.

with a copy to (solely in the case of Consenting Creditors that are members of the 1.5 Lien Ad Hoc Group):

Jones Day

250 Vesey Street

New York, NY 10281

Attention:   Sidney P. Levinson (slevinson@jonesday.com)

Jeremy D. Evans (jdevans@jonesday.com)

with a copy to (solely in the case of Consenting Creditors that are members of the Crossholder Ad Hoc Group):

Milbank LLP

55 Hudson Yards

New York, New York 10001

Attention:   Samuel A. Khalil (skhalil@milbank.com)

Matthew L. Brod (mbrod@milbank.com)

(3) If to a Consenting Sponsor, to the addresses or facsimile numbers set forth below following such Consenting Sponsor’s signature to this Agreement or on the applicable Joinder Agreement (if any), as the case may be.

Any notice given by electronic mail, facsimile, delivery, mail, or courier shall be effective when received.

23. Reservation of Rights; No Admission.

a. Nothing contained herein shall (i) limit (A) the ability of any Party to consult with other Parties, or (B) the rights of any Party under any applicable bankruptcy, insolvency, foreclosure, or similar proceeding, including the right to appear as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, in each case, so long as such consultation or appearance is consistent with such Party’s obligations hereunder; (ii) limit the ability of any Consenting Party to sell or enter into any transactions in connection with the Claims, or any other claims against or interests in the Company, subject to the terms of Section 4(b) hereof; or (iii) constitute a waiver or amendment of any provision of any applicable credit agreement or indenture or any agreements executed in connection with such credit agreement or indenture.

b. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Parties to protect and preserve its rights, remedies, and interests, including its claims against any of the other Parties (or their respective affiliates or subsidiaries) or its full participation in any bankruptcy case filed by the Company or any of its affiliates and subsidiaries. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Pursuant to Rule 408 of the Federal Rule of Evidence, any applicable state rules of evidence, and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms. This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

24. Relationship Among Consenting Parties.

Notwithstanding anything to the contrary herein, the duties and obligations of the Consenting Creditors under this Agreement shall be several, not joint. It is understood and agreed that no Consenting Creditor has any fiduciary duty, duty of trust or confidence in any kind or form with any other Consenting Creditor, the Company or any other stakeholder of the Company and, except as expressly provided in this Agreement, there are no commitments among or between them. In this regard, it is understood and agreed that any Consenting Party may trade in the debt of the Company without the consent of the Company or any other Consenting Party, subject to applicable securities laws, the terms of this Agreement, and any Confidentiality Agreement entered into with the Company; provided that no Consenting Party shall have any responsibility for any such trading by any other Person by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Consenting Parties shall in any way affect or negate this understanding and agreement.

25. No Solicitation; Representation by Counsel; Adequate Information.

a. This Agreement is not and shall not be deemed to be a solicitation for votes in favor of the Plan in the Chapter 11 Cases. The acceptances of the Consenting Parties with respect to the Plan will not be solicited until such Consenting Parties has received the Disclosure Statement and related ballots and solicitation materials.

b. Each Party acknowledges that it has had an opportunity to receive information from the Company and that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

c. Although none of the Parties intends that this Agreement should constitute, and they each believe it does not constitute, a solicitation or acceptance of a chapter 11 plan of reorganization or an offering of securities, each Consenting Party acknowledges, agrees, and represents to the other Parties that it (i) is an “accredited investor” as such term is defined in Rule 501(a) of the Securities Act of 1933, (ii) understands that any securities to be acquired by it pursuant to the Plan have not been registered under the Securities Act and that such securities are, to the extent not acquired pursuant to section 1145 of the Bankruptcy Code, being offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon such Consenting Party’s representations contained in this Agreement and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available, and (iii) has such knowledge and experience in financial and business matters that such Consenting Party is capable of evaluating the merits and risks of the securities to be acquired by it pursuant to the Plan and understands and is able to bear any economic risks with such investment.

26. Conflicts.

In the event of any conflict among the terms and provisions of the RSA and of the Term Sheet, the terms and provisions of the Term Sheet shall control.

27. Payment of Fees and Expenses.

The Company shall pay or reimburse all reasonable and documented fees and out-of-pocket expenses (expenses when due (including travel costs and expenses) of the attorneys, accountants, other professionals, advisors, and consultants of the Ad Hoc Groups (whether incurred directly or on their behalf and regardless of whether such fees and expenses are incurred before or after the

Petition Date), including the fees and expenses of (a) the following advisors to the First Lien Ad Hoc Group: (i) Akin Gump Strauss Hauer & Feld, LLP as counsel; (ii) Ashby & Geddes, as local counsel; and (iii) Evercore Group, L.L.C., as financial advisor; (b) the following advisors to the 1.5 Lien Ad Hoc Group: (i) Jones Day, as counsel; (ii) Young Conaway Stargatt & Taylor LLP, as local counsel; and (iii) Perella Weinberg Partners, as financial advisor; and (c) the following advisors to the Crossholder Ad Hoc Group (i) Milbank LLP, as counsel (ii) Morris, Nichols, Arsht & Tunnell LLP, as local counsel; and (iii) Houlihan Lokey Capital, Inc., as financial advisor; in each case, including all amounts payable or reimbursable under applicable fee or engagement letters with the Company (which agreements shall not be terminated by the Company before the termination of this Agreement); provided, further, that to the extent that the Company terminates this Agreement under Section 7(b), the Company’s reimbursement obligations under this Section 27 shall survive with respect to any and all fees and expenses incurred on or prior to the date of termination and such termination shall not automatically terminate any applicable fee or engagement letters. Each of the RSA Order, the BCA Approval Order and the Debt Backstop Order shall contain language approving the payment of all such fees and expenses by the Company, including any back-end, transaction, success or similar fees provided for under the applicable fee or engagement letters with the Company.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

[Signature pages follow.]

COMPANY ENTITIES

Hexion Holdings LLC
Hexion LLC
Hexion Inc.
Hexion Nimbus Inc.
Hexion Nimbus Asset Holdings LLC
Hexion Deer Park LLC
Hexion VAD LLC
Hexion 2 U.S. Finance Corp.
Hexion HSM Holdings LLC

By:	/s/ George F. Knight III
Name:	George F. Knight III
Title:	Executive Vice President
and Chief Financial Officer

Hexion CI Holding Company (China) LLC
Hexion Investments Inc.
Hexion International Inc.
North American Sugar Industries Incorporated
Cuban-American Mercantile Corporation
The West India Company
NL Coop Holdings LLC
Lawter International Inc.

By:	/s/ George F. Knight III
Name:	George F. Knight III
Title:	Executive Vice President

Hexion Nova Scotia Finance, ULC

By:	/s/ George F. Knight III
Name:	George F. Knight III
Title:	President

[Signature Page to Restructuring Support Agreement]

EXHIBIT A

Term Sheet

Exhibit A

EXECUTION VERSION

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN AND IN THE RESTRUCTURING SUPPORT AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

Hexion Restructuring Term Sheet

This Term Sheet, which is Exhibit A to a Restructuring Support Agreement dated April 1, 2019, by and among the Debtors, the Consenting Noteholders, and the Consenting Sponsors (the “Restructuring Support Agreement”), describes the proposed terms of the Debtors’ restructuring (the “Restructuring”). The Debtors will implement the Restructuring through a plan of reorganization under chapter 11 of the Bankruptcy Code, which shall be consistent with the terms of this Term Sheet and the Restructuring Support Agreement (as it may be amended or supplemented from time to time in accordance with the terms of the Restructuring Support Agreement, the “Plan”), in voluntary chapter 11 cases (the “Chapter 11 Cases”) to be commenced in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). This Term Sheet incorporates the rules of construction set forth in section 102 of the Bankruptcy Code. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Restructuring Support Agreement.

This Term Sheet does not include a description of all of the terms, conditions, and other provisions that are to be contained in the Definitive Documents, which remain subject to discussion and negotiation in accordance with the Restructuring Support Agreement. Consummation of the transactions contemplated by this Term Sheet are subject to (1) the negotiation and execution of definitive documents evidencing and related to the Restructuring contemplated herein, (2) satisfaction of all of the conditions in any definitive documentation evidencing the transactions comprising the Restructuring, and (3) entry of a Final Order of the Bankruptcy Court confirming the Plan and the satisfaction of any conditions to the effectiveness thereof. The Definitive Documents will contain terms and conditions that are dependent on each other, including those described in this Term Sheet.

OVERVIEW OF THE RESTRUCTURING

Summary

Subject in all respects to and as provided by the other terms of this Term Sheet and to the Restructuring Support Agreement, Hexion Inc. and certain of its affiliates (collectively, the “Debtors”) will restructure their funded debt obligations with the proceeds of a new, $1.641 billion Exit Facility and a $300 million common equity Rights Offering available to holders of Notes Claims, in each case backstopped by certain holders of Notes Claims that have executed the Restructuring Support Agreement, as well as with a new Exit ABL Facility and through the issuance of new common equity in exchange for all outstanding Notes Claims, in each case as set forth in this Term Sheet, the Restructuring Support Agreement and the exhibits and schedules annexed thereto. The Debtors’ creditors and equityholders will receive the following treatment:

•  holders of the Debtors’ 1L Notes will receive $1.45 billion in cash (less adequate protection payments reflecting interest on the 1L Notes paid during the Chapter 11 Cases), 72.5% of the New Hexion Common Shares (subject to dilution for the Rights Offering Shares, the equity issued pursuant to the MIP and any equity issued pursuant to the Equity Backstop Premium and the Debt Backstop Premium (collectively, the “Agreed Dilution”)), and 72.5% of the Rights in the Rights Offering;

•  holders of the Debtors’ 1.5L Notes, 2L Notes, and Unsecured Notes will receive 27.5% of the New Hexion Common Shares (subject to the Agreed Dilution) and 27.5% of the Rights in the Rights Offering;

•  general unsecured creditors will be paid in full; and

•  holders of the Debtors’ outstanding common equity will receive no recovery on account of such common equity interests.

The Restructuring will be supported through the Debtors’ borrowing under a new, $350 million DIP term facility and a $350 million DIP ABL facility.

Implementation	The Debtors will effectuate the Restructuring through the Chapter 11 Cases and Confirmation of the Plan, which shall be consistent with this Term Sheet and subject to the terms and conditions set forth in the Restructuring Support Agreement.

2

Rights Offering

The Plan will provide for a rights offering (the “Rights Offering”) that will provide Holders of allowed Notes Claims with rights to purchase for cash (the “Rights”) their pro rata[1] share of $300 million of New Hexion Common Shares issued on the Effective Date (the “Rights Offering Shares”) at a 35% discount to a stipulated post-new money plan total equity value of $1.374 billion (such stipulated value, the “Plan Equity Value”) (based on a total enterprise value of $3.1 billion) (the “Rights Offering Purchase Price”).[2] Participation in the Rights Offering will be available to Holders of allowed Notes Claims, in each case who are eligible to participate in the Rights Offering under applicable securities laws.

New Hexion Common Shares issued pursuant to the Rights Offering shall be issued in reliance on the exemption from the registration requirements of the federal securities laws pursuant to section 1145 of the Bankruptcy Code to the maximum extent permitted by law, and otherwise pursuant to Section 4(a)(2) and/or Regulation S of the Securities Act of 1933 (the “Securities Act”), or another available exemption from registration, as applicable.

[1]

The Rights shall be allocated on a pro rata basis on the same basis as the allocation of the primary equity among holders of allowed 1L Notes Claims and holders of Junior Notes Claims (i.e., 72.5% of the Rights shall be made available to holders of allowed 1L Notes Claims and 27.5% to holders of allowed Junior Notes Claims ratably based on Claim amounts within the respective classes).

[2]

On the closing date of the Rights Offering, each Equity Backstop Party that is a registered investment company under the Investment Company Act of 1940, as amended (each an “Investment Company”) shall deliver and pay its respective Funding Amount by wire transfer of immediately available funds in U.S. dollars to a segregated bank account of the subscription agent for the Rights Offering (the “Rights Offering Subscription Agent”) designated by the Rights Offering Subscription Agent in a funding notice delivered to Equity Backstop Parties, or make other arrangements that are acceptable to the applicable Investment Company and the Debtors, in satisfaction of such Equity Backstop Party’s Rights Offering backstop obligation and its obligations to fully exercise its subscription rights in accordance with the Equity Backstop Agreement.

3

Equity Backstop Obligations

The Rights Offering will be backstopped on a several, and not joint and several, basis by certain parties to the Restructuring Support Agreement (the “Equity Backstop Parties”) pursuant to, and in the amounts set forth in, the schedule attached as Schedule 1 to the Restructuring Support Agreement (the “Equity Backstop Allocation Schedule”) subject to negotiation and execution of Definitive Documentation following receipt of all necessary internal approvals. Schedule 1 shall be redacted in the Restructuring Support Agreement, including in any filing with the Bankruptcy Court, provided that, to the extent required as evidentiary support, it will be filed under seal with the Bankruptcy Court.

The Rights Offering will be conducted on the terms and conditions to be set forth in the Equity Backstop Agreement to be entered into after the date of the Restructuring Support Agreement and an order of the Bankruptcy Court approving the Debtors’ entry into the Equity Backstop Agreement (the “BCA Approval Order”).

As consideration for the Put Option and the obligations of the Equity Backstop Parties and whether or not the Put Option is exercised, under the terms of the Equity Backstop Agreement, each Equity Backstop Party will receive, based on its Equity Backstop Obligations, its pro rata share of a premium (the “Equity Backstop Premium”), which shall equal 8% of the aggregate Equity Backstop Obligations and which shall be fully earned and nonrefundable upon entry of the BCA Approval Order, payable free and clear of and without withholding on account of any taxes, treated as an administrative expense of each of the Debtor’s Estates, and paid in cash (or, at the option of each Equity Backstop Party, in New Hexion Common Shares at the Plan Equity Value) upon closing of the Rights Offering or in such other circumstances as may be agreed by the parties in the Equity Backstop Agreement.

New Hexion Common Shares purchased pursuant to the Equity Backstop Agreement shall be issued in reliance on the exemption from the registration requirements of the federal securities laws pursuant to section 1145 of the Bankruptcy Code to the maximum extent permitted by law, and otherwise in reliance on the exemption from the registration requirements of the federal securities laws pursuant to Section 4(a)(2) and/or Regulation S of the Securities Act, or another available exemption from registration.

The Debtors and Reorganized Debtors shall use commercially reasonable efforts to 1) obtain “restricted” and “unrestricted” CUSIP identifiers for the New Hexion Common Shares (as necessary), 2) make the New Hexion Common Shares (including “restricted” and “unrestricted” securities) eligible for clearance and settlement through the Depository Trust Company, and 3) make the New Hexion Common Shares eligible for transfer pursuant to Rule 144A of the Securities Act, including commercially reasonable efforts to comply with the requirements of Rule 144(A)(d)(4). Other than restrictions imposed by state “blue sky” laws and federal securities law and regulations, the New Hexion Common Shares shall not be subject to any transfer restrictions, including, without limitation, any rights of first offer, rights of first refusal, or rights of last offer provisions, other than customary provisions relating to the protection of net operating losses, if any, to be agreed upon by the Required Consenting Noteholders.

4

Exit Facility

Pursuant to a competitive bidding process among third party financing sources in consultation with the Required Consenting Noteholders, the Debtors shall obtain an exit facility in an amount of not more than $1.641 billion (the “Exit Facility”). Certain Consenting Noteholders (the “Debt Backstop Parties,” and together with the Equity Backstop Parties, the “Backstop Parties”) will backstop the Exit Facility on a several basis in the amounts set forth in, the schedule attached as Schedule 2 to the Restructuring Support Agreement (the “Debt Backstop Allocation Schedule”), subject to negotiation and execution of Definitive Documents following receipt of all necessary internal approvals, and on the following terms, such other terms as are on Schedule 4 to the Restructuring Support Agreement and on such other terms to be agreed upon by the Debt Backstop Parties. Schedules 2 and 4 shall be redacted in the Restructuring Support Agreement, including in any filing with the Bankruptcy Court, provided that, to the extent required as evidentiary support, it will be filed under seal with the Bankruptcy Court:

•  Security: First Lien on all US assets (with carve out for ABL collateral), including Principal Properties, if any, plus 100% of foreign sub stock

•  Commitment Length: until December 31, 2019

As consideration for the obligations of the Debt Backstop Parties, and whether or not the Debt Backstop Parties provide the Exit Facility, under the terms of the Debt Backstop Agreement to be entered into after the date of the Restructuring Support Agreement, each Debt Backstop Party will receive, based on its Debt Backstop Obligations, its pro rata share of a premium (the “Debt Backstop Premium”), which shall consist of a premium equal to 3.375% of the aggregate amount of Debt Backstop Obligations, which shall be fully earned and nonrefundable upon entry of the DCA Approval Order, payable free and clear of and without withholding on account of any taxes, treated as an administrative expense of each of the Debtor’s Estates, and payable in cash (or, at the option of each Debt Backstop Party, in New Hexion Common Shares at the Plan Equity Value) upon the closing of the Exit Facility or in such other circumstances as may be agreed by the parties in the Debt Backstop Agreement.

The obligations of the Debt Backstop Parties as set forth above shall be referred to as the “Debt Backstop Obligations.”

In addition, the parties listed on Schedule 3 to the Restructuring Support Agreement (the “Additional Put Option Premium Schedule”) shall receive as additional consideration for providing the Debt Backstop Obligation, their pro rata share of 1.5% of the aggregate amount of Debt Backstop Obligation (the “Additional Put Option Premium”), which shall be fully earned and nonrefundable upon entry of the DCA Approval Order, payable free and clear of and without withholding on account of any taxes, treated as an administrative expense of each of the Debtor’s Estates, and payable in cash upon the closing of the Exit Facility in connection with the Restructuring or in such other circumstances as may be agreed by the parties in the Debt Backstop Agreement. Schedule 3 shall be redacted in the Restructuring Support Agreement, including in any filing with the Bankruptcy Court, provided that, to the extent required as evidentiary support, it will be filed under seal with the Bankruptcy Court.

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Exit ABL Facility	The Debtors will enter into an undrawn new asset-based revolving loan facility on the Effective Date.

TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN

Type of Claim	Treatment	Impairment / Voting
DIP Facility Claims	In full satisfaction of each allowed DIP Facility Claim, each Holder thereof will be repaid in full in cash.	N/A

Administrative Claims	Except to the extent that a Holder of an allowed Administrative Claim and the Debtor against which such allowed Administrative Claim is asserted agree to less favorable treatment for such Holder, each Holder of an allowed Administrative Claim shall receive, in full satisfaction of its Claim, payment in full in cash.	N/A

Priority Tax Claims	In full satisfaction of the allowed Priority Tax Claims, each Holder of an allowed Priority Tax Claim will be paid in full in cash or otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.	N/A

Other Secured Claims	In full satisfaction of each allowed Other Secured Claim, each Holder thereof will receive (a) payment in full in cash, (b) delivery of the collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code, (c) Reinstatement of such Claim, or (d) other treatment rendering such Claim Unimpaired.	Unimpaired; deemed to accept

Other Priority Claims	Except to the extent that a Holder of an allowed Other Priority Claim and the Debtor against which such allowed Other Priority Claim is asserted agree to less favorable treatment for such Holder, in full satisfaction of each allowed Other Priority Claim against the Debtors, each Holder thereof shall receive payment in full in cash or other treatment rendering such Claim Unimpaired.	Unimpaired; deemed to accept

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1L Notes Claims	In full satisfaction of each allowed 1L Notes Claim, each Holder thereof will receive its pro rata share of (a) cash in the amount of $1,450,000,000 (but less the sum of adequate protection payments reflecting interest on the 1L Notes paid during the Chapter 11 Cases), (b) 72.5% of New Hexion Common Shares, subject to the Agreed Dilution, and (c) 72.5% of the Rights.	Impaired; entitled to vote

Junior Notes Claims	In full satisfaction of each allowed Junior Notes Claim, each Holder thereof will receive its pro rata share of (a) 27.5% of New Hexion Common Shares, subject to the Agreed Dilution; and (b) 27.5% of the Rights.	Impaired; entitled to vote

General Unsecured Claims	Except to the extent that a Holder of an allowed General Unsecured Claim and the Debtor against which such allowed General Unsecured Claim is asserted agree to less favorable treatment for such Holder (including, without limitation, with respect to the Consenting Sponsor Claim Settlement), in full satisfaction of each allowed General Unsecured Claim against the Debtors, each Holder thereof shall receive payment in cash in an amount equal to such allowed General Unsecured Claim in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Claim.	Unimpaired; deemed to accept

Subordinated Securities Claims	No recovery	Imparied; deemed to reject

Intercompany Claims	No property will be distributed to the Holders of allowed Intercompany Claims. Unless otherwise provided for under the Plan, each Intercompany Claim will either be Reinstated or canceled and released at the option of the Debtors with the consent of the Required Consenting Noteholders.	Unimpaired; deemed to accept; or Impaired deemed to reject

Intercompany Interests	Intercompany Interests shall receive no recovery or distribution and be Reinstated solely to the extent necessary to maintain the Debtors’ corporate structure.	Unimpaired; deemed to accept; or Impaired; deemed to reject

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Existing Equity Interests	Each Holder of Existing Equity Interests shall receive no distribution on account of such Existing Equity Interests.	Impaired; deemed to reject.

OTHER TERMS OF THE RESTRUCTURING

Executory Contracts and Unexpired Leases	Except as otherwise provided in this Term Sheet or the Restructuring Support Agreement, the Debtors shall assume all executory contracts and unexpired leases other than those to be identified on a schedule of rejected contracts included in the Plan Supplement, which shall be consistent with the Restructuring Support Agreement and this Term Sheet, including as specified in “Employee Matters” and “Indemnification of Prepetition Directors, Officers, Managers, et al.” The schedule of rejected contracts included in the Plan Supplement shall be acceptable to the Debtors and reasonably acceptable to the Required Consenting Noteholders.

Charter; Bylaws; Corporate Governance

Corporate governance for the Reorganized Debtors, including charters, bylaws, a shareholder rights agreement, operating agreements, or other organization or formation documents, as applicable, shall be consistent with section 1123(a)(6) of the Bankruptcy Code, as applicable.

The Reorganized Hexion Board shall consist of seven (7) members, which shall be comprised of Craig Rogerson, in his capacity as Chief Executive Officer of the Reorganized Debtors, and six (6) other directors, which shall be selected by a committee consisting of representatives from the following six (6) institutions: Cyrus Capital Partners, L.P.; Monarch Alternative Capital LP; GoldenTree Asset Management; GSO Capital Partners; Brigade Capital Management; and Davidson Kempner Capital Management LP (collectively, the “Board Committee”) in consultation with Craig Rogerson, in his capacity as Chief Executive Officer of the Reorganized Debtors; provided, that, (x) if a holder represented on the Board Committee determines to give up its seat the next largest pro forma holder willing to serve will replace such resigning holder and (y) if any holder represented on the Board Committee sells claims and, after such sale, such holder is not then one of the six (6) largest holders, on a pro forma basis (without giving effect to the Agreed Dilution), the other members of the Board Committee shall determine whether to request such selling member resign from the Board Committee and be replaced by the next largest pro forma holder willing to serve; provided, further, that if the Reorganized Hexion Board is not fully selected by the Effective Date then the Reorganized Board shall select the remaining members in consultation with the Board Committee.

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Employee Matters	Substantially all employees of the Debtors to be retained by the Reorganized Debtors. The Reorganized Debtors shall assume any employment, confidentiality, and non-competition agreements, bonus, gainshare and incentive programs (other than awards of stock options, restricted stock, restricted stock units, and other equity awards), vacation, holiday pay, severance, retirement, supplemental retirement, executive retirement, pension, deferred compensation, medical, dental, vision, life and disability insurance, flexible spending account, and other health and welfare benefit plans, programs and arrangements, and all other wage, compensation, employee expense reimbursement, and other benefit obligations of the Debtors, in each case, so long as current or future liabilities associated with such programs have previously been provided or made available to the First Lien Advisors, the 1.5L Advisors, and the Crossover Advisors; provided, however, that neither the Restructuring nor the transactions contemplated by the Plan will constitute a change of control or other acceleration event for purposes of any of the foregoing.

Consenting Sponsor Claim Settlement	Subject to and upon the occurrence of the Effective Date, the Consenting Sponsors shall receive the Settlement Note, in full satisfaction, compromise, and discharge of any General Unsecured Claims held by such Consenting Sponsors as of the Effective Date other than any Claims arising under or related to the Debtors’ indemnification provisions or director and officer insurance policies (the “Consenting Sponsor Claim Settlement”).

Indemnification of Prepetition Directors, Officers, Managers, et al.	The Plan shall provide that, consistent with applicable law all indemnification provisions currently in place (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts or otherwise) for the current and former direct and indirect sponsors, directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall be reinstated and remain intact and irrevocable and shall survive effectiveness of the Restructuring.

MIP	Up to 10% of the fully diluted New Hexion Common Shares issued on the Effective Date shall be issuable in connection with a management incentive plan, the details and allocation of which shall be determined by the Reorganized Hexion Board (including with respect to form, structure and vesting) (the “MIP”)

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Tax Issues	The Debtors and the Consenting Noteholders shall cooperate in good faith to structure the Restructuring and related transactions in a tax-efficient manner; provided that such structure shall be reasonably acceptable to the Debtors and the Required Consenting Noteholders.

Company Status Upon Emergence	The Debtors and, following the Effective Date, Reorganized Hexion will use best efforts to attempt to obtain a listing of the New Hexion Common Shares on the NYSE or NASDAQ on the Effective Date, or, if such a listing is not reasonably possible, on the OTCQX Premier (if the OTCQX Premier is not possible, the OTCQX, and if the OTCQX is not possible, the OTCQB) and will use best efforts to obtain a NYSE or NASDAQ listing as soon as possible following the Effective Date; provided, however, the foregoing covenant shall not apply to the extent (i) the Board of Directors of Hexion Holdings LLC, or Reorganized Hexion (on or after the Effective Date) determines that such listing is not in the best interests of the Company, (ii) the holders of 73%, on a pro forma basis, of the New Hexion Common Shares (without giving effect to the Agreed Dilution), determine otherwise[3] or (iii) such covenant shall cause a potential termination event under the RSA to be reasonably likely to occur.

Registration Rights	Registration rights (including piggyback registration rights) will be provided to the Equity Backstop Parties to the extent they receive any “restricted” or “control” New Hexion Common Shares (but shall be provided with respect to all New Hexion Common Shares such Equity Backstop Parties receive) under the Securities Act, on terms (including time periods, “cut back” provisions, lockup agreements) and conditions determined as set forth in the Equity Backstop Agreement.

Cancellation of Notes, Instruments, Certificates, and Other Documents	On the Effective Date, except to the extent otherwise provided in the Plan, all notes, instruments, certificates, and other documents evidencing Claims or Interests, including credit agreements and indentures, shall be canceled and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full and discharged.

Issuance of New Securities; Execution of the Plan Restructuring Documents	On the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring.

[3]	Mechanic for determination to be discussed.

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Fees and Expenses	The Debtors shall pay (a) the reasonable and documented fees and expenses of all of the First Lien Advisors, the 1.5 Lien Advisors, and the Crossover Advisors, (b) any applicable filing or other similar fees required to be paid by such parties in all applicable jurisdictions, in each case, (i) subject to entry of the BCA Approval Order and the DCA Approval Order (as applicable), and (ii) in accordance with the terms and conditions of the existing fee letters between the Debtors and the applicable advisors and the BCA Approval Order and DCA Approval Order (as applicable), and (c) the reasonable and documented fees and expenses, including the fees and expenses of one counsel and one local counsel each, of (w) the trustee under the 1L Notes Indentures, (x) the trustee under the 1.5L Notes Indenture, and (y) the trustee under the 2L Notes Indenture or (z) the trustee under the Unsecured Notes Indenture.

Retention of Jurisdiction	The Plan will provide for the retention of jurisdiction by the Bankruptcy Court for usual and customary matters.

Releases	The exculpation provisions, Debtor releases, and third-party releases to be included in the Plan will be consistent with Exhibit 1 attached hereto in all material respects, to the fullest extent permissible under applicable law.

Consent Rights	All consent rights not otherwise set forth herein shall be set forth in the Restructuring Support Agreement.

Conditions Precedent to the Effective Date

The Plan shall contain customary conditions precedent to occurrence of the Effective Date, including the following:

1)  the Equity Backstop Agreement and the Debt Backstop Agreement shall remain in full force and effect and shall not have been terminated, and the parties thereto shall be in compliance therewith;

2)  the Bankruptcy Court shall have entered the DCA Approval Order and the BCA Approval Order;

3)  the Restructuring Support Agreement shall remain in full force and effect and shall not have been terminated, and the parties thereto shall be in compliance therewith;

4)  all conditions precedent to the effectiveness of the Exit Facility and the Exit ABL Facility shall have been satisfied or duly waived;

5)  the Bankruptcy Court shall have entered the Confirmation Order in form and substance consistent with the Restructuring Support Agreement and such order shall be a final order;

6)  the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan and each of the other transactions contemplated by the Restructuring;

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7)  the final version of the Plan, Plan Supplement, and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements, and exhibits to the Plan, shall be consistent with the Restructuring Support Agreement;

8)  the Consenting Sponsors, on behalf of them and their affiliates, shall have permanently waived any and all management, monitoring or like fees or expenses owed by any Company entity and any agreements providing for the same shall have been terminated with no liability of the Company other than in connection with the Consenting Sponsor Claim Settlement; provided, however, that the foregoing shall not limit, reduce, modify or impair the Debtors’ or the Reorganized Debtors’ indemnification obligations of the Consenting Sponsors and their affiliates, which shall be assumed and unimpaired;

9)  all fees, expenses, and other amounts payable to the Consenting Noteholders pursuant to the Restructuring Support Agreement, the Equity Backstop Agreement , and the Debt Backstop Agreement, shall have been paid in full; and

10)  the Restructuring to be implemented on the Effective Date shall be consistent with the Plan and the Restructuring Support Agreement.

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ANNEX 1

DEFINITIONS

1L Notes Claims	Any claim arising under, derived from, or based on the 1L Notes Indentures.

1L Notes Indentures	Those certain: (i) Indenture, dated as of March 14, 2012, among Hexion Inc., as Issuer, the Guarantors party thereto, and Wilmington Trust, National Association, as trustee, pursuant to which Hexion Inc. issued 6.625% First-Priority Senior Secured Notes due 2020; (ii) Indenture, dated as of April 15, 2015, among Hexion Inc., as Issuer, the Guarantors party thereto, and Wilmington Trust, National Association, as trustee, pursuant to which Hexion Inc. issued 10.00% First-Priority Senior Secured Notes due 2020; and (iii) Indenture, dated as of February 8, 2017, among Hexion Inc., as Issuer, the Guarantors party thereto, and Wilmington Trust, National Association, as trustee, pursuant to which Hexion Inc. issued 10.375% First-Priority Senior Secured Notes due 2022.

1.5L Advisors	Means (i) Jones Day, as counsel; (ii) Young Conaway Stargatt & Taylor LLP, as local counsel; and (iii) Perella Weinberg Partners, as financial advisor.

1.5L Notes Claims	Any claim arising under, derived from, or based on the 1.5L Notes Indenture.

1.5L Notes Indenture	That certain Indenture, dated as of February 8, 2017, among Hexion Inc., as Issuer, the Guarantors party thereto, and Wilmington Trust, National Association, as trustee, pursuant to which Hexion Inc. issued 13.75% Senior Secured Notes due 2022.

2L Notes Claims	Any claim arising under, derived from, or based on the 2L Notes Indenture.

2L Notes Indenture	That certain Indenture, dated as of November 5, 2010, among Hexion Inc. and Hexion Nova Scotia Finance, ULC as Issuers, the Guarantors party thereto, and Wilmington Trust Company, as trustee, pursuant to which Hexion Inc. issued 9.00% Second-Priority Senior Secured Notes due 2020.

ABL Agent	JPMorgan Chase Bank, N.A., as administrative agent under the ABL Agreement.

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ABL Agreement	That certain Amended and Restated Asset-Based Revolving Credit Agreement, dated as of December 21, 2016, as amended, restated, supplemented or otherwise modified from time to time, by and among Hexion Inc., as U.S. borrower, certain subsidiaries of Hexion Inc. from time to time party thereto, as co-borrowers, the lenders party thereto from time to time, the ABL Agent, and the other parties thereto.

Administrative Claim	A Claim incurred by the Debtors on or after the Petition Date and before the Effective Date for a cost or expense of administration of the Chapter 11 Cases entitled to priority under sections 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code.

Affiliate	With respect to any Person, all Persons that would fall within the definition assigned to such term in section 101(2) of the Bankruptcy Code, if such Person was a debtor in a case under the Bankruptcy Code.

Avoidance Actions	Means any and all avoidance, recovery, subordination, or other claims, actions, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections 502, 510, 542, 544, 545, and 547 through and including 553 of the Bankruptcy Code.

Bankruptcy Rules	Means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court.

Causes of Action	Means any and all claims, actions, causes of action, choses in action, suits, debts, damages, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, judgments, remedies, rights of set-off, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and crossclaims (including all claims and any avoidance, recovery, subordination, or other actions against insiders and/or any other Entities under the Bankruptcy Code), whether known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, that are or may be pending on the Effective Date against any Entity, based in law or equity, including under the Bankruptcy Code, whether direct, indirect, derivative, or otherwise and whether asserted or unasserted as of the date of entry of the Confirmation Order.

Claim	As defined in section 101(5) of the Bankruptcy Code against a Debtor.

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Class	Each class of Holders of Claims or Interests established under the Plan pursuant to section 1122(a) of the Bankruptcy Code.

Confirmation	Entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to the conditions set forth in the Plan.

Confirmation Order	The order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

Consenting Noteholders	The Holders of 1L Notes Claims, 1.5L Notes Claims, 2L Notes Claims, and/or Unsecured Notes Claims who agree to support the Restructuring set forth in this Term Sheet and are parties to the Restructuring Support Agreement.

Consenting Sponsors	AIF Hexion Holdings, LP, AP Momentive Holdings, LLC, AIF Hexion Holdings II, L.P., and Apollo Investment Fund VI, L.P., in their respective capacities as holders of outstanding common equity of Hexion Holdings LLC.

Consummation	Means the occurrence of the Effective Date.

Crossover Advisors	(i) Milbank LLP, as co-counsel, (ii) Morris, Nichols, Arsht and Tunnel LLP, as co-counsel, and (iii) Houlihan Lokey Capital, Inc., as financial advisor.

Debt Backstop Agreement	That certain Debt Backstop Agreement, to be executed among the Debtors and the Debt Backstop Parties (including all exhibits, schedules, attachments and/or addendum thereto), pursuant to which the Debt Backstop Parties will agree to backstop the Exit Facility.

Debt Backstop Percentage	With respect to any Debt Backstop Party, such Debt Backstop Party’s percentage of the Debt Backstop Obligations as set forth opposite such Debt Backstop Party’s name under the column titled “Debt Backstop Percentage” on the Debt Backstop Allocation Schedule; provided, that nothing herein shall prohibit the consensual reallocation of such obligations among the Debt Backstop Parties.

DIP Agent	Means the administrative agent(s) under the DIP Facility, solely in its capacity as such.

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DIP Credit Agreement	Means that certain senior secured debtor-in-possession credit agreement, dated as of April 1, 2019, as amended, restated, modified, supplemented, or replaced from time to time in accordance with its terms, by and among the Debtors, the DIP Lenders, and the DIP Agent.

DIP Facility	Means (i) a debtor-in-possession term loan financing facility in the amount of $350 million to be provided by certain lenders, with JPMorgan Chase Bank, N.A., as administrative and collateral agent, and (ii) a debtor-in-possession ABL facility in the amount of $350 million to be provided by certain lenders, with JPMorgan Chase Bank, N.A. as administrative and collateral agent. The proceeds of the DIP Facility shall be used for general corporate purposes and to provide adequate protection payments to Holders of 1L Notes Claims on the terms agreed in the orders approving the DIP Facility.

DIP Facility Claims	Any claim arising under, derived from, or based on the DIP Facility.

DIP Lenders	Means each of the lenders and their Affiliates under the DIP Facility, solely in their capacities as such.

Disclosure Statement	The disclosure statement in respect of the Plan.

Disclosure Statement Order	The order entered by the Bankruptcy Court approving the Disclosure Statement and Solicitation Materials as containing, among other things, “adequate information” as required by section 1125 of the Bankruptcy Code.

Effective Date	The first date upon which all of the conditions precedent to the effectiveness of the Plan have been satisfied or waived in accordance with the terms of the Plan.

Entity	As defined in section 101(15) of the Bankruptcy Code.

Equity Backstop Agreement	That certain Equity Backstop Agreement, to be executed among the Debtors and the Equity Backstop Parties (including all exhibits, schedules, attachments and/or addendum thereto), pursuant to which the Equity Backstop Parties will agree to backstop the Rights Offering on the terms set forth in this Term Sheet.

Equity Backstop Percentage	With respect to any Equity Backstop Party, such Equity Backstop Party’s percentage of the Equity Backstop Obligations as set forth opposite such Equity Backstop Party’s name under the column titled “Equity Backstop Percentage” on the Equity Backstop Allocation Schedule; provided, that nothing herein shall prohibit the consensual reallocation of such obligations among the Equity Backstop Parties.

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Estate	As to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

Exculpated Parties	Collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting Noteholders; (d) the Equity Backstop Parties; (e) the Debt Backstop Parties; (f) the DIP Lenders; (g) the DIP Agent; (h) the Consenting Sponsors; and (i) with respect to each of the foregoing Entities in clauses (a) through (h), each such Entities’ predecessors, successors and assigns, subsidiaries, Affiliates, managed accounts or funds, current and former officers, directors, managers, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, and such Entities’ respective heirs, executors, Estate, servants, and nominees.

Existing Equity Interests	Shares of common stock in Hexion Holdings LLC, as well as Claims subject to subordination under section 510(b) of the Bankruptcy Code.

Exit ABL Agreement	That certain asset-based revolving credit agreement, which shall be on terms substantially consistent with those of the ABL Agreement.

Exit ABL Facility	A new asset-backed facility governed by the Exit ABL Agreement.

Final Order	An order entered by the Bankruptcy Court or other court of competent jurisdiction: (a) that has not been reversed, stayed, modified, amended, or revoked, and as to which (i) any right to appeal or seek leave to appeal, certiorari, review, reargument, stay, or rehearing has been waived or (ii) the time to appeal or seek leave to appeal, certiorari, review, reargument, stay, or rehearing has expired and no appeal, motion for leave to appeal, or petition for certiorari, review, reargument, stay, or rehearing is pending or (b) as to which an appeal has been taken, a motion for leave to appeal, or petition for certiorari, review, reargument, stay, or rehearing has been filed and (i) such appeal, motion for leave to appeal or petition for certiorari, review, reargument, stay, or rehearing has been resolved by the highest court to which the order or judgment was appealed or from which leave to appeal, certiorari, review, reargument, stay, or rehearing was sought and (ii) the time to appeal (in the event leave is granted) further or seek leave to appeal, certiorari, further review, reargument, stay, or rehearing has expired and no such appeal, motion for leave to appeal, or petition for certiorari, further review, reargument, stay, or rehearing is pending.

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First Lien Advisors	(i) Akin Gump Strauss Hauer & Feld, LLP as counsel; (ii) Ashby & Geddes, as local counsel; and (iii) Evercore Group, L.L.C., as financial advisor.

General Unsecured Claim	Any Claim, other than an ABL Claim, a 1L Notes Claim, a 1.5L Notes Claim, a 2L Notes Claim, an Administrative Claim, a Professional Fee Claim, a Secured Tax Claim, an Other Secured Claim, a Priority Tax Claim, a Litigation Claim, an Intercompany Claim, any Claim subject to subordination under section 510(b) of the Bankruptcy Code, or an Other Priority Claim.

Holder	An Entity holding a Claim or Interest, as applicable.

Impaired	With respect to any Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

Intercompany Claim	A prepetition Claim held by a Debtor against a Debtor.

Intercompany Interest	An Interest in any Debtor other than Hexion Holdings LLC.

Interest	Any equity security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor.

Junior Notes Claims	All 1.5L Notes Claims, 2L Notes Claims, and Unsecured Notes Claims.

New Hexion Common Shares	Common equity interests in Reorganized Hexion.

Notes Claims	Any Claim that is a 1L Notes Claim, 1.5L Notes Claims, 2L Notes Claim, or Unsecured Notes Claim.

Other Priority Claim	Any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

Other Secured Claim	Any Secured Claim against any of the Debtors, other than an ABL Claim, a 1L Notes Secured Claim, a 1.5L Notes Secured Claim, or a 2L Notes Secured Claim.

Person	An individual, corporation, partnership, limited liability company, joint venture, trust, estate, unincorporated association, governmental entity, or political subdivision thereof, or any other entity.

Petition Date	The date on which the Debtors commence the Chapter 11 Cases.

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Plan Supplement	All documents that are contained in any supplements filed in connection with the Plan.

Priority Tax Claims	Claims of governmental units of the type described in section 507(a)(8) of the Bankruptcy Code.

Professional	An entity employed pursuant to a Bankruptcy Court order in accordance with sections 327 or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the date of Confirmation, pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code.

Professional Fee Claims	All Administrative Claims for the compensation of Professionals and the reimbursement of expenses incurred by such Professionals through and including the Effective Date to the extent such fees and expenses have not been previously paid.

Put Option	On and subject to the terms and conditions of the Equity Backstop Agreement, including entry of the BCA Approval Order, each Equity Backstop Party shall grant to Hexion Inc. an option to require such Equity Backstop Party to purchase unsubscribed shares in the Rights Offering subject to the terms and conditions of the Equity Backstop Agreement. Upon the exercise of the Put Option, each Equity Backstop Party agrees, severally and not jointly, to purchase, and Hexion Inc. agrees to sell to such Equity Backstop Party at a price equal to the Rights Offering Purchase Price, the number of unsubscribed shares equal to (a) such Equity Backstop Party’s Equity Backstop Percentage multiplied by (b) the aggregate number of unsubscribed shares, rounded among the Equity Backstop Parties solely to avoid fractional shares as the Equity Backstop Parties may reasonably determine. The obligations of the Equity Backstop Parties as set forth above shall be referred to as the “Equity Backstop Obligations.”

Reinstated	With respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

Released Parties	Collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting Noteholders; (d) the Equity Backstop Parties; (e) the Debt Backstop Parties; (f) the DIP Lenders; (g) the DIP Agent; (h) the Consenting Sponsors; and (i) with respect to each of the foregoing Entities in clauses (a) through (h), each such Entities’ predecessors, successors and assigns, subsidiaries, Affiliates, managed accounts or funds, current and former officers, directors, managers, principals,

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shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, and such Entities’ respective heirs, executors, Estate, servants, and nominees; provided, that, with respect to the Equity Backstop Parties, the Debt Backstop Parties, and the Consenting Noteholders, the entities listed in clause “m” shall only be Releasing Parties to the extent such entities are managed or controlled by such Equity Backstop Parties, Debt Backstop Parties, or Consenting Noteholders.

Releasing Parties	Collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting Noteholders; (d) the Equity Backstop Parties; (e) the Debt Backstop Parties; (f) the DIP Lenders; (g) the DIP Agent; (h) the Consenting Sponsors; (i) each Holder of a Claim or Interest who votes to accept the Plan; (j) each Holder of a Claim or Interest who is Unimpaired; (k) each Holder of a Claim or Interest who abstains from voting; (l) each Holder of a Claim or Interest who votes to reject the Plan but does not opt out of the releases provided in the Plan; and (m) with respect to each of the foregoing Entities in clauses (a) through (l), each such Entities’ predecessors, successors and assigns, subsidiaries, Affiliates, managed accounts or funds, current and former officers, directors, managers, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, and such Entities’ respective heirs, executors, Estate, servants, and nominees; provided, that, with respect to the Equity Backstop Parties, the Debt Backstop Parties, and the Consenting Noteholders, the entities listed in clause “m” shall only be Releasing Parties to the extent such entities are managed or controlled by such Equity Backstop Parties, Debt Backstop Parties, or Consenting Noteholders.

Reorganized Debtors	The Debtors, as reorganized pursuant to and under the Plan or any successor thereto.

Reorganized Hexion	Hexion LLC, as reorganized pursuant to and under the Plan or any successor thereto, or such other entity type as determined by the Debtors and the Required Consenting Creditors.

Reorganized Hexion Board	The initial board of directors of Reorganized Hexion.

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Rights	The rights to participate in the Rights Offerings on the terms set forth in the rights offering procedures.

Secured	When referring to a Claim: (a) secured by a lien on property in which any of Debtors has an interest, which lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Debtors’ interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) allowed pursuant to the Plan, or separate order of the Bankruptcy Court, as a secured claim.

Settlement Note	The $2.5 million senior unsecured note issued by Reorganized Hexion on the Effective Date, which shall (i) mature on March 31, 2020, (ii) be payable upon any public offering or listing of New Hexion Common Shares (or any other equity interests of the Reorganized Debtors) on The Nasdaq Global Select Market, The New York Stock Exchange, or any successor national securities exchanges, on or after the Effective Date, (iii) be freely transferrable by the holder, and (iv) contain other terms and conditions reasonably acceptable to the Required Consenting Parties.

Solicitation Materials	The solicitation materials in respect of the Plan.

Unimpaired	With respect to a Class of Claims or Interests, a Class of Claims or Interests that is not Impaired.

Unsecured Notes Claims	Any claim arising under, derived from, or based on the Unsecured Notes Indenture.

Unsecured Notes Indenture	That certain Indenture, dated as of December 15, 1987, between Hexion Inc. and the Bank of New York, as trustee, pursuant to which Hexion Inc. issued 9.200% debentures due 2021 and 7.875% debentures due 2023.

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Exhibit 1 to Term Sheet

Release and Exculpation Provisions to be Included in the Plan

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Releases by the Debtors

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Action brought as counterclaims or defenses to Claims asserted against the Debtors), the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, or any transaction contemplated by the Restructuring, or any contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Rights Offering, the DIP Facility, the DIP Credit Agreement, the Debt Backstop Agreement, the Equity Backstop Agreement, the Exit Facility, the Exit ABL Facility, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any post-Effective Date obligations of any party or Entity under the Plan, any post-Effective Date transaction contemplated by the Restructuring, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or (b) any individual from any claim related to an act or omission that is determined in a Final Order by a court competent jurisdiction to have constituted actual fraud or willful misconduct.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the Claims released by the Debtor Release; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

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Releases by Holders of Claims and Interests

Notwithstanding anything contained in the Plan to the contrary, as of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, or any transaction contemplated by Restructuring, or any contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Rights Offering, the DIP Facility, the Debt Backstop Agreement, the Equity Backstop Agreement, the Exit Facility, the Exit ABL Facility, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any post-Effective Date obligations of any party or Entity under the Plan, any post-Effective Date transaction contemplated by the Restructuring, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or (b) any individual from any claim related to an act or omission that is determined in a Final Order by a court competent jurisdiction to have constituted actual fraud or willful misconduct.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of this third-party release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that this third party release is: (1) consensual; (2) essential to the confirmation of the Plan; (3) given in exchange for the good and valuable consideration provided by the Released Parties; (4) a good-faith settlement and compromise of the Claims released by the third-party release; (5) in the best interests of the Debtors and their Estates; (6) fair, equitable, and reasonable; (7) given and made after due notice and opportunity for hearing; and (8) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to this third party release.

Exculpation

Notwithstanding anything contained herein to the contrary, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement,

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the Plan, the Plan Supplement, or any transaction contemplated by Restructuring, or any contract, instrument, release or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure Statement, the Plan, the Plan Supplement, the Restructuring Support Agreement, the Rights Offering, the DIP Facility, the DIP Credit Agreement, the Debt Backstop Agreement, the Equity Backstop Agreement, the Exit Facility, the Exit ABL Facility, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan, except for claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud or willful misconduct, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

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Exhibit B

Form of Joinder Agreement

The undersigned hereby acknowledges that it has reviewed and understands the Restructuring Support Agreement (as amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”) dated as of April 1, 2019 by and among (i) Hexion Holdings LLC (“Hexion”), Hexion LLC, Hexion Inc., Borden Holdings, LLC, Lawter International Inc., Hexion CI Holding Company (China) LLC, Hexion Nimbus Inc., Hexion Nimbus Asset Holdings LLC, Hexion Deer Park LLC, Hexion VAD LLC, Hexion 2 U.S. Finance Corp., Hexion HSM Holdings LLC, Hexion Investments Inc., Hexion International Inc., North American Sugar Industries Incorporated, Cuban-American Mercantile Corporation, The West India Company, NL Coop Holdings LLC, and Hexion Nova Scotia Finance ULC, (each, together with Hexion, a “Company Entity,” and collectively, and together with Hexion, the “Company”), (ii) certain beneficial holders (or investment managers, advisors, or subadvisors to certain beneficial holders) of those certain 1L Notes, 1.5L Notes, 2L Notes and Unsecured Notes (collectively, the “Consenting Creditors”), and (iii) certain holders of common equity of Hexion (the “Consenting Sponsors,” and, collectively with the Consenting Creditors, the “Consenting Parties”) and agrees to be bound as a Consenting Party by the terms and conditions thereof binding on the Consenting Parties with respect to all Claims/Interests held by the undersigned.1

The undersigned hereby makes the representations and warranties of the Consenting Parties set forth in the Agreement to each other Party, effective as of the date hereof.

This joinder agreement shall be governed by the governing law set forth in the Agreement.

Date: , 2019

[CONSENTING PARTY]

By:
Name:
Title:
Address:

Claims/Interests under the [ ]:	$

Other Claims/Interests:	$

[1]	Defined terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.